Exhibit 2.1

Execution Copy

SHARE EXCHANGE AGREEMENT

By and Among

VYYO INC.

a Delaware corporation

XTEND CABLE SOLUTIONS INC.

a Delaware corporation

and

XTEND NETWORKS LTD.

an Israeli Company

(Company No. 512827205)

and

Shareholders of

XTEND NETWORKS LTD.

Dated as of June 30, 2004

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is dated as of June 30, 2004 by and among VYYO INC., a Delaware corporation (“Vyyo”), XTEND CABLE SOLUTIONS INC., a Delaware corporation (“Vyyo Sub”) (Vyyo and Vyyo Sub being jointly and severally referred to as the “Vyyo Group” or the “Purchaser”), XTEND NETWORKS LTD., an Israeli Company (“Xtend” or the “Company”), and the Shareholders (as defined below) of Xtend who sign this Agreement.

RECITALS

A. Subject to the terms and conditions set forth herein, all the persons and entities listed in Schedule A attached hereto (each individually a “Shareholder” and collectively, the “Shareholders”) hold, or will hold immediately before closing, of record an aggregate of 12,532,895 Preferred and/or Ordinary Shares of Xtend, each bearing a par value of NIS 0.01 (the “Xtend Shares”), such Xtend Shares being One Hundred Percent (100%) of the issued share capital of Xtend.

B. Subject to the terms and conditions hereof, the Shareholders desire to exchange all of their Xtend Shares for (i) an aggregate of 1,401,857 shares of Vyyo Inc. Common Stock, $0.0001 par value per share (the “Exchange Shares”), (ii) $2.00 of cash (the “Cash Payment”) and, (iii) an obligation to pay Six Million Five Hundred Thousand Dollars ($6,500,000), evidenced by a promissory note (the “Additional Consideration”), as further provided in Section 1.3 below. The foregoing consideration shall be issued to the Shareholders as set forth in Schedule B attached hereto.

AGREEMENT

1.	Exchange.

1.1.	Exchange of Shares. Subject to the terms and conditions hereof, Vyyo will issue that number of Exchange Shares to certain of the Shareholders as specified opposite the name of such Shareholder on Schedule B hereto (the “Exchange Shareholders”), and each such Exchange Shareholder will sell and transfer to Vyyo Sub all of the Xtend Shares owned and held by such Exchange Shareholder for such Exchange Shares, all as set forth on Schedule B attached hereto. Each such Exchange Shareholder acknowledges and agrees that Schedule B sets forth the aggregate number of Exchange Shares that such Exchange Shareholder is entitled to receive in exchange for such Exchange Shareholder’s Xtend Shares pursuant to this Agreement.

1.2.	Cash Payment. Subject to the terms and conditions hereof, Purchaser will pay to certain of the Shareholders the Cash Payment, allocated among the Shareholders as specified opposite the name of such Shareholder on Schedule B attached hereto (the “Cash Shareholders”), and each such Cash Shareholder will sell and transfer to the Purchaser all of the Xtend Shares owned and held by such Cash Shareholder for such Cash Payment, all as set forth on Schedule B attached hereto. Each such Cash Shareholder acknowledges and agrees that Schedule B sets forth the aggregate amount of cash that such Cash Shareholder is entitled to receive in exchange for such Cash Shareholder’s Xtend Shares pursuant to this Agreement.

1.3.	Additional Consideration. Subject to the terms and conditions hereof, Vyyo will issue to that Shareholder set forth on Schedule B attached hereto (the “Additional Consideration Shareholder”), a promissory note (the “Note”), in the principal amount of Six Million Five Hundred Thousand Dollars ($6,500,000), which Note shall be payable, unless otherwise cancelled pursuant to Section 1.3.1 below or accelerated pursuant to Section 1.3.2 below, on March 31, 2007. A copy of the Note is attached hereto as Exhibit 1.3.

1.3.1.	Cancellation of Note. Notwithstanding anything contained in this Agreement to the contrary, in the event the Combined Revenue (defined below) of the Vyyo Group (inclusive of all subsidiaries) equals or exceeds $60 million and Vyyo Group’s (inclusive of all subsidiaries) Gross Margin equals or exceeds 35%, the Note shall be canceled.

For purposes of this Agreement (and the Note), “Combined Revenue” shall mean the revenue of the Vyyo Group (inclusive of all subsidiaries) derived from (i) all products sold, currently under development or to be developed by the Vyyo Group (and its subsidiaries) (the “Vyyo Products”) for the fiscal year ending December 31, 2006 and (ii) the products now sold, currently under development or to be developed by Xtend (“Xtend Products”) for the fiscal year ending December 31, 2006. The definition of “Combined Revenue” shall exclude any revenue attributable to a target company that may be acquired by the Vyyo Group (and its subsidiaries) after the Closing. For purposes of this Agreement (and the Note), “revenue” and “Gross Margin” shall be determined by US Generally Accepted Accounting Principles (“US GAAP”), consistently applied and as reported by Vyyo in its filings with the US Securities and Exchange Commission.

1.3.2.	Acceleration of the Note. The Note will further provide for acceleration, such that the full principal amount shall be due and payable (A) on March 31, 2006, in the event that on the last date of the fiscal year ending December 31, 2005, or (B) on September 30, 2006, in the event on the last date of the fiscal quarter ending June 30, 2006, the excess of (x) the sum of the Vyyo Group’s (inclusive of all subsidiaries) (i) cash, (ii) cash equivalents, and (iii) short term investments, over (y) the sum of its (a) long term liabilities (exclusive of the Note) and (b) the amount of the short term liabilities, (such excess, the “Net Cash”) is less than $20 million, as determined by US GAAP, consistently applied and as reported by Vyyo in its financial statements for the applicable quarter then ended, as filed with the Securities and Exchange Commission. By way of example in determining Net Cash: Vyyo Group’s Net Cash for the fiscal year ending December 31, 2003, as per its financial statements, was US$ 52,352,000 (consisting of $12,930,000 of cash and cash equivalents and $44,861,000 of short-term investments and $1,416,000 of net accounts receivable less $6,855,000 of short term liabilities).

2.	Closing Date and Delivery.

2.1.	Closing Date. Provided that all the Closing conditions set forth herein have been satisfied or waived, the share exchange (the “Share Exchange”) shall take place at a closing (“the Closing”) to be held at the offices of Fischer, Behar, Chen and Co., 3 Daniel Frisch Street, Tel Aviv, Israel, on or before, June 30, 2004, or on such other date and at such other time and place as determined by the parties (the “Closing Date”). Provided, however, that in the event that the Closing conditions have not been satisfied or waived until September 30, 2004, for any reason other than as a result of any action or inaction of any of the parties hereto, this Agreement will expire and shall be deemed null and void, and each of the parties hereto shall not have any claim or demand against the other parties in respect of such termination or in connection therewith.

2.2.	Transactions at Closing. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.2.1.	Each Shareholder shall deliver to Vyyo Sub share certificate(s) accompanied by a duly executed deed of transfer with respect to all of Xtend Shares set forth opposite such Shareholder’s name on Schedule A attached hereto, and Vyyo Sub shall duly execute all such deeds of transfer provided, however, that the share certificate/s need not be delivered if the Shareholder (i) provides Vyyo Sub with an affidavit, duly executed by such Shareholder and certified by an attorney, according to which the Shareholder declares that either such certificate has never been transferred to him by Xtend or that such certificate has been lost, stolen or destroyed, (ii) executes an undertaking satisfactory to Vyyo Sub to indemnify Vyyo Sub from any loss incurred by it or by Xtend in connection with such certificate(s), and (iii) surrenders any and all rights represented by such Xtend Shares.

2.2.2.	Xtend will provide the Purchaser with a copy of a resolution of Xtend’s Board of Directors and a copy of a resolution of Xtend’s Meeting of Shareholders (i) unanimously approving the transfer of Xtend Shares and all other transactions contemplated by this Agreement; and (ii) the replacement of all existing directors of Xtend and the Subsidiary and the appointment of Dr. Hillel Weinstein, Avner Kol and Arik Levi as directors on the Board of Directors of Xtend and Dr. Hillel Weinstein, Michael Corwin and Andrew Fradkin as directors on the Board of Directors of the Subsidiary, such replacement and appointment to be effective upon the Closing.

2.2.3.	Xtend will provide the Purchaser with copies of the waiver and release letters duly executed by all of the holders of options, warrants and other securities which are convertible into shares of Xtend, as set forth in Section 8.4 below.

2.2.4.	The Additional Consideration Shareholder shall have provided to Vyyo all information necessary to allow Ronni Benatoff, its nominee for the Vyyo Board of Directors, to be elected to such Board and named as a Section 16 reporting person of Vyyo pursuant to the U.S. Securities Exchange Act of 1934, as amended.

2.2.5.	Xtend shall register the transfer of the Xtend Shares to Vyyo Sub in the register of shareholders of Xtend, and shall provide Vyyo Sub with a confirmation of such entry.

2.2.6.	Purchaser shall receive validly executed share certificates covering all the Xtend Shares, issued in the name of Vyyo Sub.

2.2.7.	Purchaser, the Escrow Agent (as such term is defined below) and the Shareholders shall execute the Escrow and Pledge Agreement, in the form attached hereto as Exhibit 2.2.7 (the “Escrow Agreement”) and all other documents necessary to give effect to the transactions contemplated thereby.

2.2.8.	Vyyo shall issue and allot to the Exchange Shareholders the number of Exchange Shares specified opposite the name of such Shareholder on Schedule A hereto and Vyyo shall immediately cause such Exchange Shares to be recorded with its transfer agent.

2.2.9.	Vyyo shall deliver to the Shareholders share certificates representing the Exchanged Shares as soon after the Closing as is practicable.

2.2.10.	Purchaser shall pay and allot to each of the Cash Shareholders, the Cash Payment, in the amount specified opposite the name of such Shareholder on Schedule A.

2.2.11.	Vyyo will deliver the Note to the Additional Consideration Shareholder.

2.2.12.	Vyyo and Vyyo Sub will provide Xtend and the Shareholders with copies of resolutions of their respective Boards of Directors approving the issuance of the Exchange Shares, the Cash, the Additional Consideration and all other transactions contemplated by this Agreement.

2.2.13.	Vyyo will provide the Additional Consideration Shareholder with a resolution of Vyyo’s Board of Directors (i) expanding the number of directors of Vyyo to eight (8) and (ii) appointing Ronni Benatoff to the Board of Directors of Vyyo, to serve as a director in accordance with the Articles of Incorporation and By-laws of Vyyo, which resolution Vyyo shall cause to be adopted as soon as practicable after the Closing (and in no event more than 30 calendar days after the Closing).

3.	Representations and Warranties of Purchaser

The Purchaser hereby represents and warrants to each of the Shareholders as follows:

3.1.	Organization and Standing. Vyyo and Vyyo Sub each is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, United States of America. Each of Vyyo and Vyyo Sub is in good standing under the laws of each other jurisdiction where the failure to be so qualified or authorized would have a material adverse effect on the properties, assets, financial condition, business or operations of Vyyo and Vyyo Sub, respectively.

3.2.	Corporate Power. Vyyo and Vyyo Sub each has all requisite corporate power to enter into this Agreement, to issue the Exchange Shares and the Note hereunder, and to carry out and perform its obligations under the terms of this Agreement and the Note, and has or will have taken, prior to the Closing, all actions necessary for the authorization, execution and delivery of this Agreement and the Note and the issuance of the Exchange Shares.

Subject to the execution of this Agreement by all parties hereto, this Agreement, the Escrow Agreement and the Note are valid and binding obligations of Vyyo and Vyyo Sub, enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors’ rights and by the availability of equitable remedies.

3.3.	No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach of any term of, or constitute a default under, any contract, agreement, commitment, indenture, mortgage, note or other instrument or obligation to which Vyyo or Vyyo Sub may be bound.

3.4.	Approvals. Except as set forth on Schedule 3.4, to the knowledge of the Vyyo Group, no consent, approval, order, authorization or registration, qualifications, designation, license, declarations or filings with any Federal or state governmental authority is required on the part of Vyyo or the Vyyo Sub in connection with the execution and delivery of this Agreement, the Note and the issuance of the Exchange Shares or the consummation of the transactions contemplated herein.

For purposes of this Agreement, the term “knowledge” of any person or entity shall mean the actual knowledge of such person or entity after reasonable inquiry.

3.5.	Valid Issuance of Shares. The Exchange Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and the Shareholders will receive good, marketable and valid title free of any mortgage, charge, pledge, lien or assignment or any other encumbrance, security interest or other third party rights of any nature whatsoever, free and clear of all rights of first refusal, co sale right, options to purchase, anti-dilution, proxies, voting trusts and any other voting agreements, calls or commitments of every kind; provided, however, that the Exchange Shares will be subject to restrictions on transfer under this Agreement and all applicable securities laws as set forth herein, and as may be required by future changes in such laws.

3.6.	No Conflicts. The execution and delivery by each of Vyyo and Vyyo Sub of this Agreement and the issuance of the Note and the performance by each of Vyyo and Vyyo Sub of its obligations hereunder and thereunder does not or will not (a) require Vyyo, Vyyo Sub or any of their subsidiaries to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or judicial authority that has not already been obtained prior to the Closing, (b) result in any violation of, or conflict with, or constitute a default under, Vyyo’s and Vyyo Sub’s certificate of incorporation or bylaws, each as amended to date, or (c) result in any violation of, or conflict with any of the agreements or any judgment, decree, arbitral award or order binding on Vyyo, Vyyo Sub or any of their subsidiaries or any of their respective properties.

3.7.	Legal Proceedings. There are no actions, suits, proceedings or investigations by or before any governmental authority, currently pending or threatened that question the validity of this Agreement or the Note or any action taken or to be taken by Vyyo or Vyyo Sub in connection with the consummation of the transactions contemplated by this Agreement.

3.8.	Capitalization. The authorized share capital of Vyyo consists of 200,000,000 Shares of Common Stock, each having a par value of $0.0001, and 5,000,000 shares of Preferred Stock, each having a par value of $0.001. As of June 1, 2004, 13,239,379 shares of Common Stock are issued and outstanding, no shares of Preferred Stock are issued and outstanding, and no class of capital stock of Vyyo currently issued and outstanding is entitled to preemptive rights. Except for options to purchase 4,180,106 shares of Common Stock of Vyyo, and except as detailed in Schedule 3.8, as of June 1, 2004, there are no outstanding options, warrants or other rights to acquire capital stock from Vyyo.

3.9.	SEC Documents. Vyyo has furnished or made available to the Shareholders, prior to the date hereof, copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (“Form 10-K”), its Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2004 (the “Form 10-Q”), the Current Reports on Form 8-K filed since December 31, 2003 (the “Form 8-Ks”) filed by Vyyo with the Securities and Exchange Commission (“SEC”) (the Form 10-K, the Form 10-Q and the Form 8-Ks are collectively referred to herein as the “SEC Documents”).

3.10.	Experience and Ability to Evaluate Risk. Without derogating from, or otherwise limiting, the representations of the Shareholders and the Company contained in Sections 4 and 5 hereof, respectively, Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks relating to the acquisition of Xtend. Purchaser has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of Xtend concerning Xtend’s business, assets and financial position. The Purchaser further acknowledges that it is aware that the Company is in a development stage and by reason of its business or financial experience, Purchaser has the capacity to protect its own interests in and evaluate the risks involved with the transactions contemplated by this Agreement. The parties further agree and acknowledge that the provisions of this Section 3.10 shall not limit or otherwise derogate from the provisions of Section 14.5 below.

4.	Representations and Warranties of Shareholders.

Each Shareholder represents and warrants, severally but not jointly and only with respect to itself, to the Purchaser as follows:

4.1.	Capacity. Such Shareholder has full legal capacity, power and authority to execute, deliver, and perform his, her or its obligations under this Agreement, and, if a natural person, is at least 18 years of age. If Shareholder is not a natural person, it has been duly organized, is validly existing and, if formed in the US, in good standing under the laws of the state of its formation and has undertaken all actions necessary for the authorization, execution, delivery and performance of this Agreement. Such non-natural person Shareholder represents and warrants that consummating the transactions contemplated by this Agreement will not violate its organizational documents.

4.2.	Ownership of Shares; Vesting Title. Such Shareholder owns of record and beneficially only such number of Xtend Shares as indicated opposite such Shareholder’s name on Schedule A attached hereto, and at Closing each such Shareholder will have full right and authority to sell and transfer such Xtend Shares hereunder. Such Shareholder’s Xtend Shares are validly issued and nonassesable, and at Closing Vyyo Sub will receive (assuming that no liens would generally be imposed by creditors of Vyyo Sub on substantially all similar assets owned by Vyyo Sub) good, marketable and valid title free of any mortgage, charge, pledge, lien or assignment or any other encumbrance, security interest or other third party rights of any nature whatsoever, and free and clear of all rights of first refusal, co sale right, options to purchase, anti-dilution, proxies, voting trusts and any other voting agreements, calls or commitments of every kind. The Xtend Shares listed opposite that Shareholder’s name on Schedule A constitute all of the shares, options, warrants and securities in Xtend owned by the Shareholder or to which he, she or it has any rights and, effective at Closing, each such Shareholder hereby waives any and all preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from Xtend or any third party any shares or securities of Xtend or any subsidiary of Xtend (collectively “Rights”). Immediately following the consummation of the transactions contemplated by this Agreement, such Shareholder shall own no shares or securities of Xtend or any subsidiary of Xtend and, except as may be provided in this Agreement, shall have no claims of any kind or sort against Xtend or any of its subsidiaries. Except as set forth on Schedule 4.2, such Shareholder has not assigned or granted any Rights with respect to any of its Xtend Shares or Options (as defined in Section 5.15 below) and has no knowledge of the assignment of any Rights with respect to Xtend Shares or Options to any other person or entity.

4.3.	No Additional Rights.

Effective at and contingent upon the Closing, such Shareholder hereby waives any right, title, interest in and to any additional shares or other securities of Xtend or any subsidiary thereof, whether pursuant to an option agreement, warrant agreement, anti-dilution right, preemptive right or the like, and hereby waives any other right to receive shares or other securities of Xtend, any subsidiary thereof or the Purchaser (to the extent such rights exist) and agrees that the Xtend Shares listed opposite that Shareholder’s name on Schedule A are the sum total of the shares or other securities of Xtend (or any subsidiary of Xtend) to which he/she/it is entitled.

4.4.	Ability to Evaluate Risk. Such Shareholder represents that, based on his/her/its business or financial experience, the business or financial experience of such Shareholder’s professional advisors (who are not affiliated with or compensated by Vyyo, Vyyo Sub or any affiliate thereof) or the business or financial experience of such Shareholder’s personal representative, such Shareholder has the capacity to protect its own interest and evaluate the risks involved in connection with the transactions contemplated by this Agreement.

Such Shareholder represents and warrants that he/she/it has sought and obtained legal advice from advisors who are not affiliated with or compensated by Vyyo, Vyyo Sub or any of their affiliates.

4.5.	Access to Information. Such Shareholder (or, if applicable, such Shareholder’s personal representative) understands that Vyyo files periodic and other reports with the United States Securities and Exchange Commission, which reports are available to the public and to such Shareholder, and has had an opportunity to discuss the Purchaser’s business, management and financial affairs with its management and to ask questions of officers of Purchaser, which questions were answered to its satisfaction.

4.6.	Reliance. In deciding to enter into and consummate the transactions contemplated hereby, such Shareholder has not relied (other than as to representations provided herein), as to tax, securities and other legal matters, on the advice that such Shareholder has received from Purchaser or any of its/their attorneys or representatives, but only on the advice of such Shareholder’s own advisors and experts. Such Shareholder is purchasing the Exchange Shares, and receiving the Cash Payment and the Additional Consideration, as the case may be, without having relied upon any representations and/or warranties by Purchaser, except those representations and warranties specifically indicated herein.

4.7.	Investment Intent. The Exchange Shares to be received by such Exchange Shareholder will be acquired for such Exchange Shareholder’s own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the United States Securities Act of 1933, as amended (the “Securities Act”). Such Exchange Shareholder furthermore has no current commitment or obligation, contingent or otherwise, to anyone to dispose of the Exchange Shares and has no current plan or intent to dispose of the Exchange Shares.

4.8.	Exempt from Registration; Indefinite Holding Period. Such Exchange Shareholder understands and acknowledges that the Exchange Shares being offered pursuant to this Agreement will not be registered under the Securities Act on the ground that the issuance of the Exchange Shares in the Share Exchange is exempt from U.S. registration pursuant to Section 4(2) and/or Regulation D of the Securities Act and is exempt from qualification pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended (the “Law”), and that Vyyo and Purchaser’s reliance upon such exemptions is predicated upon the Exchange Shareholders’ representations set forth in this Agreement. Such Exchange Shareholder acknowledges and understands that the Exchange Shares must be held indefinitely and may not be offered, sold or otherwise transferred, assigned, pledged or hypothecated unless the Exchange Shares are subsequently registered under the Securities Act and qualified under the Law or an exemption from such registration and such qualification is available. Each Exchange Shareholder also understands that any sale of the Exchange Shares that might be made by such Exchange Shareholder in reliance upon Rule 144 under the Securities Act may be made only in limited amounts in accordance with the terms and conditions of that rule.

4.9.	Exempt from Registration; Rule 501 of Regulation D; Regulation S. Each Exchange Shareholder is either (i) an “accredited investor”, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, or (ii) not a “U.S. Person”, as such term is defined by Rule 902, Section (k) of Regulation S promulgated under the Securities Act (“Regulation S”), was not formed by a “U.S. Person” as defined under Regulation S, was not organized under the laws of any United States jurisdiction, is not holding the Exchange Shares for the benefit of any “U.S. Person”, was not formed for the purpose of investing in securities not registered under the Securities Act, and is acquiring the Exchange Shares in an “offshore transaction” as defined under Section (h) of such Rule 902. At the time the signing of this Agreement the Exchange Shareholder was outside the United States. The Exchange Shareholder, if purchasing the Exchange Shares pursuant to Regulation S, shall not attempt to have registered any transfer of the Exchange Shares not made in accordance with the provisions of Regulation S.

Each such Exchange Shareholder agrees to transfer the Exchange Shares only in accordance with, and not in violation of, any applicable federal and state securities laws or the laws of any applicable jurisdiction.

4.10.	No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach of any term of, or constitute a default under, any contract, agreement, commitment, indenture, mortgage, note or other instrument, obligation, or the provisions of any applicable law to which such Shareholder, or any of such Shareholder’s Xtend Shares, may be bound.

4.11.	Binding Obligation. This Agreement and all schedules and exhibits thereto have been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights and by the availability of equitable remedies. If the Shareholder is a corporation, all actions on its part necessary for the authorization, execution, delivery and performance by it of this Agreement have been duly taken. No approval or consent of any person, authority or entity is required in connection with the execution and delivery of this Agreement or the performance of such Shareholder’s obligations contemplated hereby.

4.12.	Litigation. To the knowledge of such Shareholder and except as set forth in Schedule 5.7, (i) no action or proceeding is pending against Xtend or the Subsidiary, and (ii) no written notice of any action, proceeding governmental inquiry or investigation has been received by Xtend or such Shareholder, with respect to Xtend or the Subsidiary, or any of their officers, directors or employees (in their capacities as such) or against any of Xtend’s or the Subsidiary’s properties or with regard to Xtend’s or the Subsidiary’s business. It is hereby agreed and acknowledged that for the purposes of this Section 4.12 only, the term “knowledge” shall mean the actual knowledge of such person or entity, without the requirement to make any inquiry.

5.	Representations and Warranties of Xtend.

Except as otherwise disclosed in the Disclosure Schedule, Xtend, for itself and its Subsidiary (as described below), represents and warrants to Vyyo and Vyyo Sub as follows, and acknowledges that Vyyo and Vyyo Sub are entering into this Agreement in reliance thereon.

5.1.	Power; Authority.

5.1.1.	Organization. Xtend is a company duly organized and validly existing, under the laws of the State of Israel. Xtend has all requisite corporate power and authority to own and operate its properties, to carry on its business as now being conducted and to enter into this Agreement and perform its obligations hereunder. Neither Xtend nor the Subsidiary (as defined below) has taken any action or failed to take any action, which action or failure would preclude or prevent Xtend or the Subsidiary from conducting its business after the Closing in the manner heretofore conducted. Neither Xtend nor the Subsidiary conducts any operations, business or activities other than the development, promotion and sales of electronic products and systems that enable the extension of bandwidth of Cable TV HFC networks (the “Business”).

5.1.2.	Authorization. All corporate action on the part of Xtend, its directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by Xtend shall constitute the valid and binding obligation of Xtend, enforceable (solely with respect to Xtend’s obligations) in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors’ rights and by the availability of equitable remedies. To Xtend’s knowledge, and except for the co-sale right and the right of first refusal as provided in Xtend’s existing Articles of Association (the “Articles”) and in a certain agreement among the Shareholders dated July 24, 2001 and all amendments thereto (the “Co- Sale and Right of First Refusal” and the “Shareholder Agreement”, respectively), all of which rights are waived and shall terminate as of the date of Closing, the sale and transfer of Xtend Shares are not subject to any other co- sale right, right of first refusal or the like, nor are they subject to the approval or consent of any third party whose consent has not been, or will not have been, properly obtained prior to the Closing. Such execution, delivery and compliance will not give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment, which, if so terminated, cancelled or accelerated, would have a material adverse effect on the business, properties or condition (financial or otherwise), affairs, operation or assets of Xtend. Other than the Co-Sale and Right of First Refusal and the Shareholders Agreement that are waived as of the Closing, there is no restriction, under any agreement or any applicable law, on the transfer or sale of Xtend Shares or any part thereof other than such restrictions that will be waived as of the Closing.

5.1.3.	Charter Documents. Complete and correct copies of: (i) the Memorandum of Association and the Articles of Xtend and (ii) the certificate of Incorporation and bylaws of the Subsidiary, in each case, as amended to the date hereof and as in effect immediately prior to the Closing are attached hereto as Schedule 5.1.3 (collectively, the “Charter Documents”).

5.1.4.	Share Capital. Xtend’s authorized capital consists of NIS 380,000 divided into three classes of shares, as follows: 6,000,000 Series A

Preferred Shares, NIS 0.01 nominal value each (the “Preferred A Shares”), of which 2,400,000 Preferred A Shares are issued and outstanding, 8,085,855 Series B Preferred Shares, NIS 0.01 nominal value each (the “Preferred B Shares”), of which 4,514,474 Preferred B Shares are issued and outstanding, 618,422 Series B-1 Preferred Shares, NIS 0.01 nominal value each, of which 618,422 are issued and outstanding and 23,295,723 Ordinary Shares, NIS 0.01 nominal value each, (the “Ordinary Shares”) of which 5,000,000 Ordinary Shares are issued and outstanding. To the Company’s knowledge, the Shareholders are the registered owners of all of the issued and outstanding shares of Xtend, as designated on Schedule A. Other than as set out in Schedule 5.1.4 of the Disclosure Schedule there are no other share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from Xtend any share capital of Xtend, and there are no plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, any share capital of Xtend.

5.1.5.	Options. As of the date of this Agreement, the Company reserved a pool of 2,000,000 Xtend Ordinary Shares for issuance of options to employees and consultants, from which 1,227,000 options were issued. In addition, the Company issued warrants to purchase 494,737 Xtend Ordinary Shares to Znook Ltd. Schedule 5.1.5 sets forth the name of each holder of Xtend options, warrants or any other convertible security or rights to purchase capital stock of Xtend (each, an “Option”) as well as the number of Options held by each such holder, the number of Ordinary Shares of Xtend for which each such Option is exercisable, the vesting schedule for each such Option and the price per Ordinary Share for which each such Option is exercisable (without taking into account whether or not such option is in fact exercisable on the date hereof). Xtend has delivered to Purchaser true, accurate and complete copies of each plan or agreement pursuant to which any Xtend Option has been granted, including any and all amendments thereto.

5.1.6.	Subsidiaries. Xtend owns, beneficially and of record, all of the issued and outstanding share capital of Xtend Networks Inc., a Delaware corporation (the “Subsidiary”), and all the rights thereto free and clear of liens, claims, charges, encumbrances, restrictions, rights, options to purchase, proxies, voting trust or other voting agreements. The

Subsidiary is duly organized, validly existing and in good standing under the laws of the State of Delaware. Except for the Subsidiary, Xtend does not own any of the issued and outstanding share capital of any other company, and is not a participant in any partnership, joint venture or other business association. There are no other share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from the Subsidiary or from Xtend, any share capital of the Subsidiary and there are not any contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any share capital of the Subsidiary. All issued and outstanding share capital of the Subsidiary was duly authorized, and is validly issued and outstanding and fully paid and nonassessable. The Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted.

5.1.7.	Filing of All Returns. Xtend has properly filed all returns, particulars, resolutions and documents required by the Companies Law 5759-1999 or any other legislation to be filed with the Israeli Registrar of Companies, except for such delays and omissions in filings that do not have a material adverse effect on Xtend, its Business and operations, and to Xtend’s knowledge all such filings were true and correct when made.

5.1.8.	No Dividends. Except as provided in Schedule 5.1.8 of the Disclosure Schedule, Xtend has declared no dividends or made any other distribution to its shareholders since its formation, including any payments on account of redemption of, or as the purchase price for, any of its securities.

5.2.	Effect of Agreement. Except as otherwise specified herein or in Schedule 5.2 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by Xtend and the consummation of the transactions contemplated hereby will not (i) require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or public authority; (ii) to Xtend’s knowledge, violate with or without the giving of notice or the passage of time, any provisions of law applicable to Xtend; (iii) modify, conflict with, or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon, any of the assets of Xtend pursuant to (x) Xtend’s articles of association (or similar documents of any other jurisdiction) or, (y) any contract, agreement or any order, judgment, award, decree, statute, ordinance or regulation, to which Xtend is a party, or by which Xtend or any of its assets may be bound.

5.3.	Assets.

5.3.1.	Title. Except as detailed in Schedule 5.3.1 of the Disclosure Schedule, Xtend has good and marketable title to all of its assets, free and clear of all mortgages, liens, pledges, security interests, encumbrances and claims of any type, other than liens for taxes not yet due and payable (collectively “Liens”). No asset is the subject of any assignment, or the subject of any factoring arrangement, hire-purchase, conditional sale, or credit sale agreement. Except as specifically set forth in Section 5.12 herein and except as otherwise disclosed in the disclosure Schedule, all Xtend’s assets are in the possession of or under the control of Xtend, or Xtend is entitled to take possession or control of such assets and all such tangible assets are situated in Xtend’s facilities in Tel Aviv or the Subsidiary’s facilities in Atlanta, as the case may be.

5.3.2.	Sufficiency, Usefulness, Good Condition. All material computer, trading and office equipment and other tangible assets of Xtend are usable, or have been used, by Xtend in the ordinary course of its business, have been maintained in accordance with normal industry practice, and are in good operating condition and repair (reasonable wear and tear excepted) to the extent necessary for the operation of Xtend’s business as conducted as of the date hereof.

5.3.3.	List of Assets. Schedule 5.3.3 contains a list of all tangible assets owned by Xtend used in the conduct of its business as of the date hereof having a net book value individually in excess of $5,000. Subject to the provisions of section 5.12 (intellectual property), Xtend owns or has the right to use all tangible and intangible personal property necessary for it to conduct its business as now conducted. All material leases of tangible personal property are described in Schedule 5.3.3A.

5.4.	Financial Information.

5.4.1.	Financial Statements. The audited financial statements of Xtend and Subsidiary as of December 31, 2003 and the reviewed unaudited financial statements of Xtend and Subsidiary as of March 31, 2004 (collectively, and together with the notes thereto, the “Financial Statements”), copies of which are attached hereto as Schedule 5.4.1 are true and correct in all material respects, are in accordance with the books and records of Xtend and Subsidiary, and fairly and accurately present in all material respects the financial position of Xtend and Subsidiary as of such dates and the results of their operations for the periods then ended, in accordance with US GAAP consistently applied. The December 31, 2003, balance sheet is hereinafter referred to as the “Balance Sheet”. All of the material liabilities reflected on the Balance Sheet are related to Xtend’s and Subsidiary’s business and arose out of or were incurred in the conduct of the business.

5.4.2.	Undisclosed Liabilities. Except as disclosed in the Financial Statements, as of March 31, 2004, neither Xtend nor Subsidiary had any liabilities or obligations of any kind, whether accrued, absolute or contingent, whether or not such liabilities or obligations would have been required to be disclosed in financial statements prepared in accordance with US GAAP. To Xtend’s knowledge, as of March 31, 2004, there was no basis for assertion against Xtend or the Subsidiary of any claim or liability not disclosed in the Financial Statements, that will not be discharged as of the Closing.

5.4.3.	Absence of Certain Changes or Events. Since March 31, 2004, neither Xtend nor the Subsidiary has suffered a change, event or condition that has had or may have an effect that is likely to be materially adverse to (x) its business, as currently conducted, (y) the transactions contemplated by this Agreement, or (z) the ability of Xtend or Subsidiary to perform its obligations as and when they come due. Without limiting the generality of the foregoing, and except as may be required in connection with this Agreement, since December 31, 2003 and except as set forth in the March 31, 2004 financial statements, neither Xtend nor Subsidiary has:

5.4.3.1.	experienced any material adverse change in its financial condition, assets, liabilities or business, including without limitation a significant acceleration or delay in the collection of accounts receivable or in the payment of accounts payable or operated its business outside the ordinary course or in a manner inconsistent with past practice;

5.4.3.2.	suffered a material damage, destruction or loss, whether or not covered by insurance, affecting any of its assets;

5.4.3.3.	engaged in any transaction not in the ordinary course of its business;

5.4.3.4.	mortgaged or pledged any assets of the its business or subjected any of them to any lien, charge, security interest or other encumbrance;

5.4.3.5.	waived or released any material rights in respect of its business, whether or not in the ordinary course of business;

5.4.3.6.	transferred or granted any material rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names or copyrights;

5.4.3.7.	lost any suppliers or customers (or suffered any change in relationships with such suppliers or customers), which, in the aggregate, would materially effect Xtend’s business;

5.4.3.8.	sold, assigned or otherwise transferred, other than in the ordinary course of business, any property or asset, whether tangible or intangible, that would constitute a material asset of Xtend’s business if it were held by Xtend on the date of Closing;

5.4.3.9.	granted any increase in wages, salary, or benefits under any employee plan, or other compensation to, or made any change in employment terms for, any officer, director or employee of Xtend, other than in the ordinary course of business and consistent with past practices;

5.4.3.10.	received notification from any customer or client to the effect that such person will stop, or decrease the rate of, buying services or products from Xtend if this Agreement is consummated;

5.4.3.11.	issued, sold or transferred any debt securities, equity securities, securities convertible into equity securities, or other rights to acquire equity securities of Xtend (excluding the rights granted to Purchaser hereunder);

5.4.3.12.	accelerated, terminated, modified or cancelled any material agreement, contract, lease or license to which Xtend is a party;

5.4.3.13.	agreed to do any of the foregoing;

5.4.3.14.	effected any change in the accounting methods or accounting principles or practices employed by the Company or any Subsidiary; except that effective as of December 31, 2003, the Company effected a change in its accounting methods to reflect a change from Israeli GAAP to US GAAP; or

5.4.3.15.	experienced or is aware of any other event, series of events in the aggregate, or condition of any character that would adversely affect in a material way the assets, properties, condition (financial or otherwise), operating results or business of Xtend or the Subsidiary, as such business is presently conducted.

5.5.	Tax Matters.

5.5.1.	Filing; Accuracy; Completeness; Fulfilling Requirements. Except as provided in Schedule 5.5.1 of the Disclosure Schedule, both Xtend and Subsidiary have duly filed with the appropriate governmental agencies, all tax returns and reports required to be filed, including, but not limited to employee withholding tax, National Insurance (Bituach Leumi), Israeli Purchase Tax, Value Added Tax, Capital Gain Tax, and Income Tax. To Xtend’s knowledge, all such returns and reports are accurate and complete in all material respects, and Xtend or Subsidiary, as the case may be, has paid in full all taxes, interest, penalties and assessments including, but not limited to employee withholding tax, National Insurance (Bituach Leumi), Israeli Purchase Tax, Value Added Tax, and Income Tax due and owing. Except as provided in Schedule 5.5.1 of the Disclosure Schedule all governmental or local taxes, levies and compulsory payments have been filed, and are correct and on a proper basis and all taxes, assessments, fees, penalties, interest or other governmental or local changes upon Xtend and Subsidiary, their properties or income have been paid and no such return is the subject of any current dispute with the tax authorities.

5.5.2.	Legal Proceedings. Neither Xtend nor Subsidiary is a party to any pending action or proceeding, nor, to Xtend’s knowledge, is any action or proceeding threatened, nor is any investigation being conducted or, to Xtend’s knowledge, threatened to be conducted, by (a) any governmental authority for assessment or collection of taxes, or (b) by any other party regarding any matter concerning Xtend’s or Subsidiary’s tax liability, and no claim for assessment or collection of taxes, including National Insurance (Bituach Leumi), has been asserted or threatened against Xtend or Subsidiary.

5.5.3.	Claims in Other Jurisdictions. No claim has ever been made by a governmental authority in a jurisdiction where Xtend or Subsidiary does not file tax returns that it is or may be subject to tax in that jurisdiction. There are no Liens on any of Xtend’s or Subsidiary’s assets that arose in connection with any failure (or alleged failure) to pay any tax.

5.5.4.	Waiver of Statute of Limitations. Neither Xtend nor Subsidiary has waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

5.5.5.	Audits. No tax return of Xtend or Subsidiary has ever been audited. Neither Xtend nor Subsidiary is subject to any pending tax audit or examination.

5.6.	Contracts and Other Instruments.

5.6.1.	Validity; Enforceability; No Authorization Necessary. All of the material leases, written contracts and other material agreements, commitments or instruments related to Xtend’s and Subsidiary’s business, by which Xtend or Subsidiary is bound, or pursuant to which it has any material rights or obligations, (the “Contracts”), are listed on the attached Schedule 5.6.1. Neither Xtend, the Subsidiary, and to Xtend’s knowledge, nor other party is in material default with respect to any Contract and there are no facts which, with the giving of notice, the passage of time, or both, would constitute a material default under any Contract. To the Company’s knowledge, each Contract is valid and enforceable in accordance with its terms and in full force and effect and, to the Company’s knowledge will continue to be legal, valid, binding and enforceable and in full force and effect on identical terms following consummation of the transactions contemplated hereby, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors’ rights and by the availability of equitable remedies. With respect to the Contracts, no authorization is required in connection with Xtend’s execution, delivery and performance of this Agreement and the consummation of any transaction contemplated hereby. As of the date hereof, no party has repudiated any material provision of any Contracts, and as of the Closing, no party will have repudiated any material provision of any Contracts. Neither Xtend nor Subsidiary knows of any customer that will cease to do business on substantially the same terms and substantially the same levels as a result of the transactions contemplated hereby. For purposes of this Section 5.6.1, a “material agreement” is any agreement that by its terms or in its application involves a commitment by one party to the other of more than $5,000.

5.6.2.	No Contracts. Neither Xtend nor Subsidiary is or has been party to any contract, commitment or arrangement related to Xtend’s or Subsidiary’s business which is outside the ordinary course of business or is not on an arm’s length basis. Except as set forth on Schedule 5.6.2 of the Disclosure Schedule, Xtend is not, and has not been, (i) party to any agency, distributorship, marketing, purchasing, manufacturing, or licensing agreement or arrangement or any agreement or arrangement which restricts Xtend’s freedom to carry on its business in any part of the world; or by Xtend’s agreement to such contract, commitment or arrangement, would cause it to become a member of any joint venture, consortium, partnership, or other unincorporated association (other than a recognized trade association) or (ii) party to any agreement or arrangement involving an affiliate of Xtend or any Shareholder, officer or director of Xtend or any of Xtend’s affiliates.

5.6.3.	No Negative Covenant Provisions. Except as disclosed in Schedule 5.2 of the Disclosure Schedule, there are no Contracts which require third party consent by virtue or on account of the transactions contemplated by this Agreement.

5.7.	Litigation. Except as provided in Schedule 5.7 of the Disclosure Schedule, no action, proceeding or governmental inquiry or investigation is pending or, to Xtend’s knowledge, threatened against Xtend or the Subsidiary or any of their officers, directors, or employees (in their capacity as such), or against any of Xtend’s or the Subsidiary’s properties, or with regard to Xtend’s or the Subsidiary’s business, before any court, arbitration board or tribunal or administrative or other governmental agency, nor, to Xtend’s knowledge, is there any basis for the foregoing. The foregoing includes, without limiting its generality, actions pending or threatened involving the prior employment of any of Xtend’s or the Subsidiary’s employees or use by any of them in connection with Xtend’s or the Subsidiary’s business of any information, property or techniques allegedly proprietary to any of their former employers. To Xtend’s knowledge, neither Xtend nor the Subsidiary is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding or investigation by Xtend currently pending or which Xtend or the Subsidiary intends to initiate.

5.8.	Trade Payables. Xtend’s and Subsidiary’s trade payables have arisen from bona fide transactions in the ordinary course of business. Except as set forth in Schedule 5.8 of the Disclosure Schedule, no trade payable in excess of $5,000 is past due by more than 60 days.

5.9.	Real Property; Physical Condition.

5.9.1.	Rights; Interests. Neither Xtend nor Subsidiary own any real property. Schedule 5.9.1 describes all interests in real property used or occupied by Xtend or Subsidiary for purposes of its business. All real property leases used by Xtend or Subsidiary (the “Property”) are in full force and effect, and both Xtend and Subsidiary hold a valid and existing leasehold interest under each of such interests for the terms set forth on such lease. Xtend and Subsidiary have each performed and observed all covenants under all lease agreements and all covenants and other matters affecting the title to the Property and the use of the Property, except such covenants the breach of which is not material and has no effect on the title to the Property and the use of the Property. There are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any third party or parties right of use or occupancy of any portion of such Property and both Xtend and Subsidiary are in exclusive possession thereof. Xtend has delivered to Purchaser complete and accurate copies of all materials of Xtend and Subsidiary concerning such leases. Neither Xtend nor Subsidiary has received or given notice of any default under the leases. All amounts due and payable pursuant to the terms of the leases of the Property have been paid by Xtend and Subsidiary to date, including rent and, in so far as the same have been demanded, service charge and insurance and, no notice of any alleged breach or non-observance of any terms of the Lease of the Property has been served on Xtend or Subsidiary. No person, including any landlord, has the right to terminate, accelerate performance under, exercise any power of entry because of, or otherwise modify any of such leases, except in accordance with the provisions thereof. Xtend’s and Subsidiary’s leasehold interests in the Property are free and clear of all liens.

5.9.2.	Condition. All premises leased by Xtend and Subsidiary are in satisfactory condition and are suitable and sufficient for the conduct of Xtend’s and Subsidiary’s respective business as they are currently being conducted and, to Xtend’s knowledge, are not in violation of any statutes, ordinances, codes or regulations. There are no actions pending or, to the knowledge of Xtend, threatened by any governmental regulatory agency with respect to the compliance of said Property and, to the knowledge of Xtend, there are no outstanding actions, disputes, claims or demands by any third party affecting the Property that may affect the use by Xtend or Subsidiary of the Property.

5.9.3.	Fixed Assets. All of the fixed assets and all of the tools, machinery and equipment owned or leased by Xtend are in good repair and operating condition, normal wear and tear excepted, and are suitable for their intended purposes.

5.10.	Labor Matters.

5.10.1.	List of Employees. Set forth in Schedule 5.10.1 is a true and correct list of employees of Xtend and Subsidiary (the “Employee List”) containing a full and accurate description, as of the date hereof, of the names, positions, titles, and ranks (if any), dates of commencement of employment, location, salaries and prior notice period, of all the employees and officers, of Xtend and Subsidiary, including all remuneration payable, vacation pay balances, replenishment (“havraa”) pay balances, fringe benefits including, without limitation, balances in provident or pension funds, “13th and 14th salary”, car, telephone, managers insurance and any profit sharing commission, percentage compensation, incentive or discretionary bonus arrangements to which Xtend or Subsidiary is a party. The Employee List includes a full and accurate list of the officers and employees of Xtend and Subsidiary. All the personal employment agreements of the employees are substantially in one of the forms attached hereto as exhibit to Schedule 5.10.1A of the Disclosure Schedule. Other than as listed on Schedule 5.10.1, there is no person or entity that may be deemed to be an employee of Xtend or Subsidiary. All employees on the Employee List are employed by Xtend or by the Subsidiary. All such employees are employed exclusively and productively in Xtend’s (or Subsidiary’s) business and none is required to perform employment duties for any other person.

5.10.2.	Severance Pay. Xtend and Subsidiary have paid or made provision in the Financial Statements for all accrued severance pay, vacation, sick leave, bonus, commissions and other amounts to which its employees are entitled as of March 31, 2004. Schedule 5.10.1 sets forth all such accruals on an employee-by-employee basis and is correct as of the dates stated therein. The severance pay due to the employees is fully funded or provided for in accordance with US GAAP, consistently applied, all liabilities of Xtend and Subsidiary in connection with is employees (excluding illness pay) were adequately accrued in the Financial Statements (in accordance with said principles) and there are no circumstances whereby any employee might demand any claim for compensation on termination of employment beyond the statutory severance pay to which such employee is entitled.

5.10.3.	Compliance. Xtend and Subsidiary have materially complied with all applicable provisions, relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, including but not limited to National Insurance (Bituach Leumi), and neither Xtend nor Subsidiary is liable for any arrears of wages or any taxes, including but not limited to National Insurance (Bituach Leumi) and health insurance, or penalties for failure to comply with any of the foregoing. All amounts which Xtend or Subsidiary is legally or contractually required to deduct from its employees’ salaries and/or transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or otherwise have been duly deducted and so paid into the appropriate fund or funds, and neither Xtend nor Subsidiary has any outstanding obligation to make any such transfer of provision. .

5.10.4.	Disputes. Except as provided for in Schedule 5.7 of the Disclosure Schedule, there are no controversies, disputes, or proceedings pending or, to Xtend’s knowledge, threatened between Xtend and Subsidiary and any of their employees or former employees. There is no labor strike, or labor dispute, grievance or arbitration proceeding, relating to Xtend or Subsidiary, or charge of unfair labor practice relating to Xtend or Subsidiary actually pending or, to Xtend’s knowledge, threatened. There are no organizational efforts presently being made or, to Xtend’s knowledge, threatened by or on behalf of any labor union with respect to Xtend’s or Subsidiary’s employees. Neither Xtend nor Subsidiary has, during the 12-month period prior to the date hereof, experienced any material work stoppage or other labor dispute. There is no outstanding claim or complaint (including, without limitation, any claim resulting from a bonus arrangement), against Xtend or Subsidiary by any person who is now or has been an officer or employee of Xtend or Subsidiary.

5.10.5.	Collective Labor Agreements. Except as set forth in Schedule 5.10.1, neither Xtend nor Subsidiary is a party, directly or constructively pursuant to the provisions of any applicable law, to any collective labor agreement, and neither has any agreement or arrangement with a trade union or other body representing its employees. As set forth in Schedule 5.10.1, Xtend’s employees are subject to “expansion order” issued by the Israeli Ministry of Labor and Welfare.

5.10.6.	Termination. Except for the employment agreements listed in Schedule 5.10.1, hereto and subject to applicable law, there are no agreements between Xtend and Subsidiary and any of their employees which cannot be terminated by Xtend or Subsidiary by two months notice or less without giving rise to a claim for damages or compensation (except for statutory grievance pay). There are no proposals to terminate the employment or consultancy of any of the employees or consultants of Xtend or Subsidiary or to vary or amend their terms of employment or consultancy (whether to their detriment or benefit).

5.10.7.	Consultants. The material terms of all consultancy agreements of Xtend and Subsidiary are provided in Schedule 5.10.7.

5.10.8.	Employee’s Best Efforts. Xtend is not aware that any employee, contractor or consultant of Xtend or Subsidiary is obligated under any agreement (including licenses, covenants, or commitments of any nature) or subject to any judgment, decree or order of any court or of an administrative agency, or any other restriction, that would interfere with the use of his or her best efforts to carry out his or her duties for Xtend or Subsidiary, or to promote the best interest of Xtend or Subsidiary, or that would conflict with Xtend’s or Subsidiary’s business as conducted.

5.10.9.	Employees not in Breach. To Xtend’s knowledge, the carrying on of Xtend’s and Subsidiary’s business by its respective employees, contractors and consultants and the conduct of Xtend’s and Subsidiary’s business as conducted will not conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such employees, contractors or consultants of Xtend or Subsidiary is now obligated.

5.11.	Compliance with Applicable Law. To their knowledge, Xtend and Subsidiary hold all permits, licenses, certificates, registrations and other authorizations (the “Authorizations”) needed to conduct its respective business, as presently conducted, all such Authorizations are in full force and effect, and the conduct of the business and operation of Xtend in Israel and Subsidiary in the United States does not violate or infringe any laws, statutes, ordinances or regulations, except for any violation or infringement that would not have a material adverse effect on the Business. Insofar as affects or may affect its business, neither Xtend nor Subsidiary is a party to any agreement, arrangement or concerted practice nor is carrying on any practice which in whole or in part contravenes or is invalidated by any anti-trust, fair trading, consumer protection or similar legislation in any jurisdiction or in respect of which any filing, registration, or notification is required or is advisable pursuant to such legislation (whether or not the same has in fact been made). To their knowledge, Xtend and Subsidiary have complied with the material terms and conditions of all Authorizations, and no material violation of any such authorization or the laws or rules governing the issuance or continued validity thereof has occurred.

5.12.	Intellectual Property.

5.12.1.	Generally. Schedule 5.12.1 sets forth a complete and accurate list of the United States and foreign: (i) trademarks and service marks (noting in each case whether such mark is registered or unregistered), trade names and designs (collectively, “Trademarks”); (ii) patents, patent applications (including any continuations, continuations-in-part, provisional, reissues, renewals and applications for any of the foregoing) (collectively “Patents”); (iii) copyright registrations and applications (collectively “Copyrights”) and (iv) domain names, including top-level Internet domain names and all lower-level Internet domain names for which such top-level domains are a root or parent, and World Wide Web Universal Resource Locators (collectively, “Domain Names”), in each case owned by or licensed to Xtend or Subsidiary, in whole or in part, including jointly with others (such schedule specifying if such Intellectual Property is owned jointly), or used by Xtend in the conduct or operation of its business.

For the purpose of this Agreement, the term “Intellectual Property” shall mean all forms of intangible proprietary rights recognized under any applicable laws, including without limitation, Patents, Trademarks, Copyrights, Domain Names and technology manifested by inventions, designs, processes, works of authorship, computer programs, technical data, unique or special methods, manufacturing and assembly processes and techniques, trade secrets, written marketing plans and customer arrangements, and other proprietary rights and know-how, including all documents, records and files relating thereto.

5.12.2.	Trademarks.

5.12.2.1.	All Trademarks of Xtend (or Subsidiary) for which an application for trademark registration has been filed are currently in compliance with all legal requirements, other than any requirement that, if not satisfied, would not result in a negligent loss of any such registration or otherwise adversely and materially affect the use, priority or enforceability of the Trademark in question. No registered Trademark of Xtend (or Subsidiary) has been or is now involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office, or the

Trademark registry of any other jurisdiction. To the knowledge of Xtend, there has been no prior use of any registered Trademark of Xtend (or Subsidiary) by any third party that confers upon said third party superior rights in any such registered Trademark, without Xtend having conducted an independent trademark search.

5.12.2.2.	Xtend (or Subsidiary, as the case may be) is the owner of all right, title and interest in and to all of the registered Trademarks, in each case free and clear of any and all liens, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and Xtend (or Subsidiary) has not received any written notice or claim or, to the knowledge of Xtend, any oral notice or claim, challenging Xtend’s (or Subsidiary’s) ownership of the Trademarks or stating that any other person has any claim of legal or beneficial ownership with respect thereto. There is no agreement, decree, arbitral award or other provision or contingency which obligates Xtend or Subsidiary to grant licenses in future Trademarks.
5.12.3.	Patents.

5.12.3.1.	The Patents of Xtend (or Subsidiary) listed in Schedule5.12.1 of the Disclosure Schedule are currently in compliance with legal requirements the territories where such Patents were filed (including payment of filing, examination, and maintenance fees) other than any requirement that, if not satisfied, would not result in a final or irreversible revocation or lapse or otherwise adversely and materially affect the enforceability of the Patent in question if and when granted in the said territories, and neither Xtend nor Subsidiary has taken any action or failed to take any action (including a failure to disclose material prior art in connection with the prosecution of any Patent), in a manner that would result in the abandonment or unenforceability of any of the Patents, if and when granted, in the particular territories where such Patents were filed.

5.12.3.2.	To the knowledge of Xtend, no Patent listed in Schedule 5.12.1 of the Disclosure Schedule has been or is now involved in any interference, reissue, reexamination or opposing proceeding in the United States Patent and Trademark Office or any foreign patent office and, to the knowledge of Xtend no such action has been threatened. To the knowledge of Xtend, and subject to prior art cited to Xtend and listed in Schedule 5.12.1 of the Disclosure Schedule, for which written opinion with respect to novelty has not been taken by Xtend, there is no Patent of any person that claims the same subject matter as any Patent of Xtend and, to the knowledge of Xtend, no prior art that invalidates any claim of any Patent of Xtend.

5.12.3.3.	To the knowledge of Xtend, and subject to previous agreement by Xtend (or Subsidiary) and third parties, Xtend is, or shall be, the owner of all right, title and interest in and to all of the Patents, if and when granted, in each case free and clear of any and all encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and neither Xtend nor Subsidiary has received any written or oral notice or claim challenging its complete and exclusive ownership of the Patents or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto. There is no agreement, decree, arbitral award or other provision or contingency which obligates Xtend or Subsidiary to grant licenses in future Patents.

5.12.3.4.	Apart from communications issued by patent offices (including international patent offices or the PCT authorities), neither Xtend nor Subsidiary has received any written or oral notice or claim challenging its complete and exclusive ownership of the Patents, if and when granted, or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto. There is no agreement, decree, arbitral award or other provision or contingency which obligates Xtend or Subsidiary to grant licenses in future Patents, if and when they are issued by any patent office.

5.12.3.5.	To the knowledge of Xtend, and subject to prior art cited to Xtend and listed in Schedule 5.12.1 for which written opinion with respect to infringement has not been taken by Xtend, the inventions disclosed in the Patents may be practiced by Xtend without infringing any other patents owned by any person. Subject to prior art cited to Xtend and listed in Schedule 5.12.1, neither Xtend nor Subsidiary has received any written or oral notice or claim challenging its right to use the inventions disclosed in the Patents or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto.

5.12.4.	Copyrights.

Xtend does not own Copyrights.

5.12.5.	Trade Secrets.

5.12.5.1.	Xtend and Subsidiary have taken all reasonable steps in accordance with normal industry practice to protect its rights in confidential information and proprietary information. Xtend and Subsidiary reasonably enforce a policy of requiring each relevant employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements that assign to Xtend all rights to any Intellectual Property relating to Xtend’s business that are developed by the employees, consultants or contractors, as applicable, and that otherwise appropriately protect the Intellectual Property of Xtend or Subsidiary (the “IP Assignments”), and, except subject to appropriate confidentiality obligations, there has been no disclosure by Xtend or Subsidiary of its confidential information or Trade Secrets. Notwithstanding the aforesaid, Xtend has from time to time published what it deems to be non-confidential information in publications or web site white papers or other documents.

5.12.5.2.	All employees, consultants and contractors who were or are engaged in projects relating to Patents, past and present, but not legal counsel or patent attorneys or certified accountants, have executed IP Assignments and copies of such signed agreements have been provided to Purchaser

5.12.6.	Domain Names. Xtend and/or Subsidiary is the sole owner of the Domain Names, and all such Domain Names are currently registered by Xtend or Subsidiary, as sole owner, and the registration fees are paid as of the date of this Agreement. Xtend and/or Subsidiary is the owner or has sufficient rights to display all content displayed on the Internet site associated with each of the Domain Names (collectively, the “Content”), and no consent, license or approval from any third party is required in connection with the transactions contemplated hereunder and the continued use of the Content by Xtend or Subsidiary following the consummation thereof.

5.12.7.	Ownership; Sufficiency of Intellectual Property Assets. Xtend and/or Subsidiary owns and has developed, or, to Xtend’s knowledge, Xtend and/or Subsidiary has obtained the right to use, free and clear of all Liens, claims and restrictions, all of the Intellectual Property used and sufficient for use in the conduct of its business as now conducted, without infringing upon or violating any right, lien, or claim of others, or past and present employees of the Xtend.

5.12.8.	No Infringement by Xtend. To the knowledge of Xtend (without having conducted any independent search) and except as set forth in Schedule 5.12.8, the products used, manufactured, marketed, sold or licensed by Xtend or Subsidiary, and all Intellectual Property used in its respective Business, as now conducted or, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including the Intellectual Property of any third party. No litigation is now, or since incorporation of Xtend has been, pending and no notice or other claim with respect to third party rights, has been received by Xtend, (A) alleging that Xtend or Subsidiary has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party, including any contamination or misappropriation of trade secrets claims, or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to Xtend.

5.12.9.	No Infringement by Third Parties. To the knowledge of Xtend and except as set forth in Schedule 5.12.9, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or exclusively licensed by Xtend or Subsidiary, and no claims for any of the foregoing have been brought against any third party by Xtend or Subsidiary. Xtend and Subsidiary have taken reasonable steps in accordance with normal industry practice to protect its Intellectual Property.

5.12.10.	Assignment; Change of Control. To the knowledge of Xtend, and except as provided in the Disclosure Schedule, the execution, delivery and performance by it of this Agreement and each of the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of Xtend’s or Subsidiary’s rights to own any of its Intellectual Property nor require the consent of any governmental authority or third party in respect of any such Intellectual Property.

5.12.11.	Government Grants. Save for such grants specified in Schedule 5.18.1, at no time during the conception of or reduction to practice of any of Xtend Intellectual Property was any developer, inventor or other contributor to Xtend’s Intellectual Property, operating under any grants from any governmental entity or agency or performing research sponsored by any governmental entity, agency or private source.

5.12.12.	Employment by Third Parties. Xtend has no knowledge that at any time during the conception of or reduction to practice of any of Xtend Intellectual Property, any such developer, inventor or other contributor was operating or subject to any employment agreement, or invention assignment or nondisclosure agreement, or other obligation with any third party that could affect the rights of Xtend or Subsidiary in such Intellectual Property rights.

5.12.13.	Miscellaneous.

5.12.13.1.	Subject to its obligations to the office of the Israeli Chief Scientist (the “CSO”), no Intellectual Property of Xtend or Subsidiary is subject to any law, outstanding order, stipulation or agreement restricting the use or licensing thereof.

5.12.13.2.	Subject to its obligations to the CSO, neither Xtend nor Subsidiary has granted, and there are not outstanding, any options, licenses, or agreements of any kind relating to any Intellectual Property, nor is Xtend or Subsidiary bound by or a party to any option, license or agreement of any kind with respect to any Intellectual Property.

5.12.13.3.	Except for the obligations to the CSO set forth in Schedule 5.18.1, neither Xtend nor Subsidiary is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any of Intellectual Property.

5.12.13.4.	Neither Xtend nor Subsidiary uses any open source software programs, and both have taken all measures to assure that its proprietary technology will not be subject to open source code disclosure, free licensing and other obligations.

5.13.	Books and Records. The books and records of Xtend (including those of Subsidiary) are complete and correct in all material respects, have been maintained in accordance with good business practices and accurately reflect the basis for the financial condition and the results of operations of Xtend set forth in the Financial Statements. Xtend has made available to Purchaser the original books of account of Xtend or correct and complete copies of such books of account.

5.14.	Employee Benefit Plans.

Except as set forth in Schedule 5.10.1, there is no contract or arrangement that could result in payment (other than governmental mandated payment or payment required by law) to any present or former employee of Xtend or Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Xtend or Subsidiary as a result of the transactions contemplated hereby.

5.15.	Debts and Loans.

5.15.1.	Default. Neither Xtend nor Subsidiary is in default under any instrument constituting any indebtedness or under any guaranty of any indebtedness and the execution, delivery and performance of this Agreement shall not cause such indebtedness or guaranty to be called or the liabilities thereunder accelerated or any loan facilities terminated.

5.15.2.	Insolvency; Winding Up. Neither Xtend nor Subsidiary is insolvent or unable to pay its debts as they fall due. No order has been made, petition presented, resolution passed or meeting convened for the winding up (or other process whereby the business is terminated and the assets of Xtend or Subsidiary are distributed amongst the creditors and/or shareholders or other contributories) of Xtend or Subsidiary and there are no cases or proceedings under any applicable insolvency, reorganization, or similar laws in any jurisdiction concerning Xtend or Subsidiary and no events have occurred which, under applicable law, would justify any such cases or proceedings.

5.15.3.	Receivership; Administrative Orders. No receiver (including an administrative receiver) liquidator, trustee, administrator, custodian or similar official has been appointed in any jurisdiction in respect of the whole or any part of the business or assets of Xtend or Subsidiary and no step has been taken for or with a view to the appointment of such a person. No petition has been presented or other proceedings have been commenced for an administration order to be made (or any other order to be made by which during the period it is in force, the affairs, business, and assets of Xtend or Subsidiary are managed by a person appointed for the purpose by a court, governmental agency or similar body) in relation to Xtend or Subsidiary, nor has any such order been made.

5.16.	Insurance.

5.16.1.	List. Attached hereto as Schedule 5.16 is a list of all policies of fire, liability, or other forms of insurance held by or applicable to Xtend and Subsidiary, copies of which have been delivered to the Purchaser. Since March 31, 2004, neither Xtend nor Subsidiary has incurred any losses to its tangible properties in excess of $5,000.

5.16.2.	Sufficiency of Insurance. All the assets of Xtend and Subsidiary which are capable of being insured (other then intellectual property and patents) are at the date of this Agreement insured up to a reasonable replacement value thereof against fire and other risks normally insured against by persons carrying on similar businesses or owning assets of a similar nature and Xtend and Subsidiary are at the date of this Agreement insured against accident, physical loss or damage, third party liability (including product liability), and other risks normally covered by insurance by persons carrying on such businesses.

5.16.3.	Holding in Good Standing; Claims. In respect of all such insurances referred to above: all premiums and any related insurance premium taxes have been duly paid to date; all the policies are in full force and effect and no act, omission, misrepresentation or non-disclosure by or on behalf of Xtend or Subsidiary has occurred which makes any of these policies voidable, nor have any circumstances arisen which would render any of these policies void or unenforceable for illegality or otherwise, nor has there been any breach of the terms, conditions, and warranties of any of the policies that would entitle insurers to decline to pay all or any part of any claim made under the policies. To the knowledge of Xtend, no claim is outstanding and no circumstances exist which are likely to give rise to any claim under any insurance policies of Xtend or Subsidiary; and there is no notice, fact or matter which could lead to any insurance policy of Xtend or Subsidiary being vitiated or repudiated.

5.17.	Guarantees. Except as provided in the Financial Statements or in Schedule 5.17 of the Disclosure Schedule, neither Xtend nor Subsidiary has any obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any other person, corporation, partnership, joint venture, association, organization, or other entity.

5.18.	Grant Programs.

5.18.1.	General. Schedule 5.18.1 provides a complete list of all material pending and outstanding grants, incentives, tax benefits and subsidies (collectively, “Grants”) from the Government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, or from any government, regional, state or local authority investment or grants, loan subsidies or financial assistance received by or pledged to Xtend or Subsidiary, without limitation, approved enterprise status from the Investment Center or grants from the Chief Scientist. Xtend has made available to Purchaser, prior to the date hereof, correct copies of all applications for Grants submitted by Xtend and Subsidiary and of all letters of approval, and supplements thereto, granted to Xtend and Subsidiary. Xtend and Subsidiary are in compliance, in all material respects, with the terms and conditions of its Grants and each has duly fulfilled, in all material respects, all the undertakings relating thereto. Xtend is not aware of any event or other set of circumstances that might lead to the revocation or material modification of any of the Grants. No act or transaction has been or will be effected (including the entry into or completion of this Agreement) and required step has been taken in consequence of which Xtend or Subsidiary is or may be held liable to forfeit or repay in whole or in part any such grant or loan or any for which application has been made.

Without derogating from the provisions of the preceding paragraph, Xtend has received (i) an approved enterprise status under the Law for Encouragement of capital Investments 5744-1984 and has elected the ‘alternative’ benefit route, which status remains in full force and effect up to the date of Closing; and (ii) an approved Grant from the Chief Scientist of the State of Israel in the aggregate amount of NIS 3,559,215, which status remains in full force and effect up to the date of the Closing.

5.19.	Interests in Competitors, Suppliers, Customers. Except as provided in Schedule 5.19 of the Disclosure Schedule, neither Xtend nor the Subsidiary has any ownership interest in any competitor, supplier, or customer of Xtend or any property used in the operation of the business of any competitor, supplier or customer of Xtend. There are no transactions, or proposed transactions between Xtend and any other entity that is at the date of such transaction or at the date of this Agreement an Interested Party (as defined in the Israeli Companies Law 1999), and no Interested Party, employee, shareholder, officer or director of Xtend is indebted to Xtend, nor is Xtend indebted (or committed to make loans or extend or guarantee credit) to any of them. Except as set forth in Schedule 5.19 (i) there are no inter-company services currently being provided (x) by any affiliate of Xtend to Xtend or (y) by Xtend to any of its affiliates, and (ii) no contracts between any of Xtend on the one hand and any of Xtend’s affiliates on the other. There is no indebtedness (actual or contingent) nor any indemnity, guarantee, or security arrangement between Xtend and Subsidiary or any current or former employee or consultant. Neither Xtend nor Subsidiary is a party to any contract, arrangement or understanding (i) with any current or former employee or consultant or (ii) in which any current or former employee or consultant is interested (whether directly or indirectly).

5.20.	Information Furnished. No representation or warranty made by Xtend in this Agreement, and no exhibit, certificate, schedule, document, list or instrument prepared, made or delivered, or to be prepared, made or delivered by or on behalf of Xtend pursuant hereto, when all such documents are read together in their entirety, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not materially misleading.

5.21.	Effect of this Agreement on the Business. To Xtend’s knowledge, entering into this Agreement, complying with its terms and consummating the transactions contemplated hereby will not, or is not likely to, cause Xtend or Subsidiary to lose the benefit of any right or privilege it presently enjoys or any person who normally does business with or gives credit to it not to continue to do so on the same basis.

6.	Indemnification.

6.1.	Survival of Representations and Covenants.

6.1.1.	The respective representations, warranties, covenants and obligations of Vyyo, Vyyo Sub, Xtend and the Shareholders shall survive the Closing and remain in full force and effect for a period of twelve (12) months following the Closing (the “Escrow Period”). For the purposes of this Section 6 the term “Shareholders” shall include the Shareholders set forth on Schedule A and Dr. Hillel Weinstein.

6.1.2.	For purposes of this Agreement, each statement or other item or information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by Xtend in this Agreement. The representations, warranties, covenants and commitments of Xtend and the rights and remedies that may be exercised by Purchaser shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, Purchaser or Vyyo or any of their representatives.

6.2.	Indemnification by the Shareholders.

6.2.1.	The Shareholders, severally and not jointly, shall hold harmless and indemnify Indemnitees, in such proportion as set forth in the Escrow Agreement, from and against, and shall, severally and not jointly, compensate and reimburse Indemnitees for, any Damages which are directly suffered or incurred by Indemnitees or to which Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise directly from or as a direct result of, or are directly connected with:

6.2.1.1.	any Breach of any representation or warranty made by Xtend or by such Shareholder in this Agreement;

6.2.1.2.	any Breach of any representation, warranty, statement, information or provision contained in the Disclosure Schedule;

6.2.1.3.	any Breach of any covenant or obligation of Xtend or such Shareholder;

6.2.1.4.	any Proceeding relating to any Breach or matter of the type referred to in clause (i), (ii), or (iii) above (including any Proceeding commenced by Vyyo Sub and/or Vyyo for the purpose of enforcing any of its rights under this Section 6); or

6.2.1.5.	any Proceeding relating to any of the matters disclosed on Schedule 5.7 or on Schedule 5.19 (pertaining to litigation).

Notwithstanding the first paragraph of this section 6.2.1, it is hereby agreed that Hillel Weinstein undertakes to indemnify the Indemnitees in a proportion which is higher than the proportion set forth opposite his name on Schedule A of the Escrow Agreement, in the event that the Damages incurred by the Indemnitees exceed the Stipulated Value (as such term is defined in the Escrow Agreement) of the Escrow Shares deposited in escrow by the all other Shareholders excluding Weinstein, provided, however, that the maximum liability of Hillel Weinstein under this Agreement and the Escrow Agreement (save for claims based on Fraud) shall be limited to the 75,000 shares of Vyyo Inc. deposited in escrow thereby.

6.2.2.	Nothing contained in this Section shall have the effect of limiting the other types of Damages that Indemnitees may be deemed to have incurred (whether in connection with any such Breach or otherwise), provided that no damage will be double accounted.

6.2.3.	Notwithstanding the above or any other provision set forth in this Agreement, the maximum liability of the Shareholders (other than Hillel Weinstein) under this Agreement and the Escrow Agreement shall be limited to 10% (ten percent) of the shares deliverable pursuant to Section 1 hereof and the maximum liability of Hillel Weinstein under this Agreement and the Escrow Agreement shall be limited to 75,000 shares of Vyyo Inc. (collectively the “Escrowed Shares”) and the sole and exclusive remedy of Indemnitees against the Shareholders with respect to any matter arising out of or in connection with this Agreement shall be limited to the Escrowed Shares and resolved in accordance with the provisions of the Escrow Agreement, provided, however, that no claim against the Shareholders and/or Xtend and/or the Subsidiary for fraud or for willful and intentional breach (a “Fraud Claim”) shall be subject to such limitations. Without derogating from the immediately preceding proviso, the Shareholders hereby agree and acknowledge that in the event of any Fraud Claim against Xtend and/or the Subsidiary, the Shareholders, severally and not jointly, shall hold harmless and indemnify Indemnitees, in such proportion as set forth in the Escrow Agreement, from and against, and shall, severally and not jointly, compensate and reimburse Indemnitees for, any Damages which are directly suffered or incurred by Indemnitees or to which Indemnitees may otherwise become subject, and the remedies and rights of the Indemnitees in connection with such Fraud Claim shall not be limited to either the Escrow Shares or to the other limitations set forth in the first sentence of this Section 6.2.3. Notwithstanding the foregoing, and for the avoidance of doubt, it is hereby clarified that no Fraud of one Shareholder shall be attributable to any other Shareholder, but a Fraud as to the Company, will be attributable pro-rata to those Shareholders who were aware of such Fraud. At the Closing, the certificates representing the Escrowed Shares shall be delivered to Ayal Shenhav & Co. Trustees Ltd. (the “Escrow Agent”), that shall hold the Escrowed Shares during the Escrow Period in accordance with the provisions of the Escrow Agreement. Any release of Escrow Shares from escrow shall be in accordance with the terms of the Escrow Agreement.

Notwithstanding any other provision in this Section 6, the Indemnitees shall be entitled to indemnification only if the aggregate Damages exceed seventy thousand dollars (US$70,000) (the “Threshold Amount”), provided that at such time as the amount to which the Indemnitees are entitled to be indemnified exceeds the Threshold Amount, they shall be entitled to be indemnified up to the full amount of Damages including the Threshold Amount.

6.2.4.	In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against Xtend, Vyyo Sub, Vyyo or any other Indemnitee) which claim or Proceeding, if sustained, would result in any of the Indemnitees having the right to seek indemnification pursuant to this Section 6, the Indemnitees shall promptly notify the Shareholders of such claim or Proceeding, and the Shareholders shall be entitled to control the defense of such form of action, provided, however, that (i) the Indemnitees may elect to participate in the defense of such claim or legal proceeding, and (ii) the Shareholders shall have to acknowledge, as a precondition to their control of such claim or legal proceeding, their indemnification obligation with respect thereto. If the Shareholders so elect to control the defense of any such claim or Proceeding:

6.2.4.1.	all reasonable expenses relating to the defense of such claim or Proceeding (excluding those incurred by Indemnitees) shall be borne and paid exclusively by the Shareholders in such proportion as set forth in the Escrow Agreement;

6.2.4.2.	the Shareholders shall proceed to defend such claim or Proceeding in a diligent manner with counsel reasonably satisfactory to Indemnitees;

6.2.4.3.	the Indemnitees shall make available to Shareholders any documents and materials in the possession or control of the Indemnitees that may be necessary to the defense of such claim or Proceeding and shall cooperate with Shareholders in the defense of such claim or Proceeding, provided, however, that if the defendants in such claim or Proceeding include both the Shareholders and Indemnitees and there is a conflict of interests which would prevent counsel for Shareholders from also representing Indemnitees, Indemnitees shall have the right to select separate counsel to participate in the defense of such claim or Proceeding on behalf of Indemnitiees;

6.2.4.4.	Shareholders shall keep the Indemnitees informed of all material developments and events relating to such claim or Proceeding; and

6.2.4.5.	Shareholders shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Indemnitees, not to be unreasonably withheld, unless such settlement includes a general release of Indemnitees with no payment of consideration by the Indemnitees and without an admission of liability.

6.2.5.	If the Shareholders do not elect to control the defense, then the Indemnitees (or any of them) shall assume the defense of such claim or Proceeding, and the following provisions shall apply:

6.2.5.1.	all reasonable expenses relating to the defense of such claim or Proceeding shall be borne and paid exclusively by the Shareholders;

6.2.5.2.	Shareholders will cooperate with the Indemnitees in the defense of such claim or Proceeding.

6.2.5.3.	the Indemnitees shall not enter into any settlement in any action, suit, or proceeding without Shareholders’ prior written consent, not to be unreasonably withheld unless such settlement includes a general release the Shareholders with no payment of consideration and without an admission of liability.

6.2.6.	Without limiting the generality of anything contained in this Section 6 but in all cases subject to Section 6.2.3 above regarding the exclusivity of remedies, if there is any Breach of any representation or warranty made by Xtend or Shareholders, then the Shareholders shall be obligated to pay such amounts to the Indemnitiees and shall take such other actions as Indemnitees may in good faith reasonably request for the purpose of causing such Breach to be corrected, cured and eliminated in all respects (at no cost to Indemnitees).

6.2.7.	The Shareholders waive, and acknowledge and agree that the Shareholders shall not have and shall not exercise or assert or attempt to exercise or exert, any right of contribution or right of indemnity or any other right or remedy against Xtend (or Subsidiary) or against any officer, director or shareholder thereof (other than those officers, directors and shareholders existing at any time prior to the Closing), in connection with any indemnification obligation or any other Damages to which the Shareholders may become subject under this Agreement or the Escrow Agreement or otherwise in connection with any of the transactions contemplated hereby. It being understood and acknowledged that nothing in this Section 6.2.7 is intended to limit (i) the rights of the Shareholders to seek indemnification or contribution from other Shareholders, officers, or directors existing at any time prior to the Closing; or (ii) the rights of the Shareholders to seek contribution from Purchaser or from Xtend with respect to any act or omission of the Purchaser at any time following the Closing.

6.2.8.	Certain Defined Terms. For purposes of this Section 6, the following capitalized terms shall have the meanings set forth below:

“Breach” shall be a breach of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision.

“Damages” shall include any actual loss, damage, injury, decline in value, settlement, judgment, award, fine, penalty, tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

“Indemnitees” means the following Persons: (a) the Vyyo Sub, (b) Vyyo, (c) Vyyo’s current and future affiliates (including Xtend, its managers, employees and consultants), (d) the respective Representatives of the Persons referred to in clauses (a), (b) and (c) above, and (e) the respective successors and assigns of the Persons referred to in clauses (a), (b), (c) and (d) above; provided, however, that (i) Xtend shall not be entitled to exercise any rights as an Indemnitee prior to the Closing and (ii) none of the Shareholders shall be deemed to be “Indemnitees”.

“Person” means any individual, entity or governmental body.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, or investigation that is, has been, conducted or heard by or before, or that otherwise has involved or may involve, any court, tribunal or administrative or other governmental body or any arbitrator or arbitration panel.

“Representatives” means officers, directors, employees, agents, attorneys, accountants and advisors.

7.	Covenants and Additional Agreements.

7.1.	Interim Period. During the period commencing on the date hereof and until the Closing Date (the “Interim Period”), Xtend and Subsidiary shall conduct its business solely in the ordinary course of business substantially in accordance with past practice and shall use its best efforts not to take any action inconsistent with the provisions of this Agreement. Without derogating from the generality of the aforementioned obligation, neither Xtend nor Subsidiary shall issue any securities, other than as provided for herein, distribute any dividends or other distributions to its respective shareholders or enter into any related parties transactions. Xtend hereby further undertake that on the Closing, and assuming that the Closing shall take place not later than June 30, 2004, Xtend will have not less than US$3,100,000 in cash (the “Cash on Hand”). Without derogating from the generality of the above and except as expressly set forth in this Agreement, Xtend shall use its reasonable commercial efforts to maintain the present character and quality of its business, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

7.2.	Access by Purchaser. During the Interim Period, Xtend shall, and shall seek to cause each of its directors, officers, employees and representatives to, afford Purchaser and its representatives reasonable access upon reasonable notice and at all reasonable times to Xtend’s and Subsidiary’s business for the purpose of inspecting the same, and to its directors, officers, employees and representatives, properties, books and records, contracts and assets, and shall furnish Purchaser and/or Vyyo and its representatives, upon reasonable notice and in a timely manner, all financial, operating and other data and information as Purchaser and/or Vyyo, through its representatives, may reasonably request.

7.3.	Notification of Certain Matters. During the Interim Period, Xtend shall give prompt notice to Purchaser of (i) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty contained in this Agreement or in any agreement to which Xtend is a party to be untrue or inaccurate in any material respect and (ii) any failure of Xtend to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Xtend shall promptly notify Purchaser of any default, the threat or commencement of any proceeding, or any development that occurs before the Closing that could reasonably be expected to result in a material adverse effect to Xtend or Subsidiary or its business. Upon Closing, any such notice shall be deemed an amendment to the Disclosure Schedule.

7.4.	Termination of Previous Agreements. Xtend and the Shareholders hereby irrevocably agree that upon the Closing they shall, by execution of this Agreement, terminate (i) any and all shareholders agreement, investors rights agreement, registration rights agreements, or pledge or other security agreements by and among Xtend and the Shareholders, or any of them, and/or by and among the Shareholders (or any of them) themselves, all in connection with or related to Xtend or its capital stock, including without limitation those agreement set forth on Schedule 7.4, but excluding that certain pledge agreement dated on or about February 28, 2002, as amended by and between Xtend and Zeev Orbach and BR H.M.D Ltd., which pledge agreement shall remain in full force and effect; (ii) the Guarantee, dated on or about July 24, 2002, among Zeev Orbach, Syntek Capital AG and Giza GE Venture Fund III; and (iii) that certain Guarantee, dated on or about July 24, 2002 , among Hillel Weinstein, Syntek Capital AG and Giza GE Venture Fund III (items (i) through (iii) shall be referred to as the “Cancelled Agreements”). Xtend and Shareholders acknowledge and agree that conditioned upon the consummation of the Closing, the Cancelled Agreements shall be of no force and effect.

7.5.	Employee Options; Other Employment Matters. Without derogating from the representations and warranties of Xtend hereunder, Purchaser shall cause all amounts payable to and due to all employees, consultants and service providers of Xtend and Subsidiary, in connection with their employment with or by the Company and the termination thereof, to be borne and paid by the Company and any such amounts shall not be deducted from the proceeds of the transaction payable to the Shareholders hereunder.

7.6.	Appointment of Board Member. For so long as the Additional Consideration Shareholder and its affiliates continue to own at least 80% of the aggregate of the Exchange Shares delivered to it hereunder (as adjusted as aforesaid to reflect stock splits, subdivisions, combinations reclassification and other recapitalization events of Vyyo), such Additional Consideration Shareholder will have the right to nominate one representative to the Board of Directors of Vyyo.

7.7.	Confidentiality/Communications. During the Interim Period, the parties shall not disseminate any press release or other announcement concerning this Agreement, the transactions contemplated herein or any other matter (including but not limited to routine press releases) to any third party (except to the directors, officers, employees, attorneys and accountants of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this Agreement), without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld. The provisions of this Section 7.7 shall not apply with respect to a disclosure of any document or information, which is required under the provisions of any applicable law.

7.8.	Vyyo Guarantee. Vyyo hereby guarantees the full and timely performance of all of Vyyo Sub’s obligations, liabilities and undertakings hereunder.

8.	Conditions to the Purchaser’s Obligation to Close.

The Purchaser’s obligations under this Agreement, including Vyyo’s obligation to issue the Exchange Shares at the Closing, is subject to the fulfillment to Purchaser’s satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived by the Purchaser in writing in its sole discretion:

8.1.	Representations and Warranties Correct. The representations and warranties made by the Shareholders in Section 4 hereof, and the representations and warranties of Xtend in Section 5 hereof, shall be true and correct when made and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of said date, except for changes in the ordinary course of business that do not have material adverse effect on Xtend’s Business.

8.2.	Execution of This Agreement. All of the Shareholders shall have executed this Agreement as parties hereto.

8.3.	Consents and Waivers. Xtend shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement, including, without limitation, the approval of (i) the Chief Scientist of the Ministry of Industry and Trade of the State of Israel and/or (ii) the Investment Center. The Purchaser undertakes to reasonably cooperate with Xtend, and to take all actions and execute such further documents and undertakings as may reasonably be necessary in order for Xtend to receive such approvals, provided that any such actions shall be at Xtend’s sole cost and expense.

8.4.	Release and Waiver of Options. All of (A) the holders of all Options (other than the employees specified in Schedule 5.1.5, but including, for the avoidance of doubt, Znook Ltd., and all assignees of Options granted to Znook Ltd. (B) the current or former employees, consultants or affiliates of Xtend and the Subsidiary, excluding those employees specified in Schedule 8.4 shall have duly executed and delivered to Xtend a release letter, conditional upon the Closing, in the form attached as Schedule 8.4A hereto.

8.5.	Release and Waiver of Bar H.M.D Ltd. Each of Bar H.M.D Ltd. and Mr. Itzhak Brown shall have duly executed and delivered to Xtend a release letter, conditioned on the Closing, by which it agrees to the release and waiver of any claim it has against Xtend on account of certain leased equipment or of any other sort or kind against Xtend, its officers, managers employees or advisers.

8.6.	Approval of Proceedings and Documents. The Shareholders shall have approved this Agreement, all transactions contemplated hereunder and all documents and instruments ancillary hereto.

8.7.	Delivery of Employment Agreement. The individual identified on Schedule 8.7 shall have duly executed and delivered to Purchaser an Employment Agreement in the form reasonably acceptable to Purchaser .

8.8.	Delivery of Non-Competition Agreement. The individual set forth on Schedule 8.8 hereto shall have duly executed and delivered to Purchaser a Non-Competition Agreement in the form reasonably acceptable to Purchaser.

8.9.	Cash on Hand. The Cash on Hand of Xtend, as set forth in Section 7.1 shall be no less than US$3,100,000.

8.10.	No Material Adverse Change. Neither Xtend nor Subsidiary shall have suffered a change, event or condition that has had or may have an effect that is likely to be materially adverse to its Business, as now conducted.

8.11.	Actions Required for Closing. Xtend and the Shareholders shall have completed all actions required of them in Section 2.2 hereof.

9.	Conditions to Shareholders’ Obligation to Close.

The Shareholders’ and the Company’s obligations under this Agreement are subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived by Shareholders holding a majority of the issued and outstanding share capital of Xtend immediately prior to the Closing in their sole discretion:

9.1.	Representations and Warranties Correct. The representations and warranties made by the Purchaser in Section 3 hereof shall be true and correct when made and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of said date.

9.2.	Consents and Waivers. Vyyo Sub and Vyyo shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of their obligations pursuant to this Agreement and Xtend shall have obtained the approval of (i) the Chief Scientist of the Ministry of Industry and Trade of the State of Israel and/or (ii) the Investment Center for the transactions contemplated hereunder.

9.3.	Actions Required for Closing. The Vyyo Sub and Vyyo shall have completed all actions required of it in Section 2.2 hereof.

10.	Registration Rights.

10.1.	Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

10.1.1.	“Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

10.1.2.	“Holder” shall mean a Shareholder who receives Exchange Shares pursuant to this Agreement.

10.1.3.	“Participating Holder” shall mean any Holder who proposes to distribute their securities through a registration pursuant to this Section 10.

10.1.4.	“Registrable Securities” means the Exchange Shares issued or issuable upon Closing of the transaction contemplated by this Agreement or other securities issuable upon any stock split, stock dividend, recapitalization, or similar event; provided however that Exchange Shares shall only be treated as Registrable Securities (A) if and so long as they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) prior to the date such securities have been sold or are all available for immediate sale in a transaction exempt from the prospectus delivery requirements of the Securities Act so that all transfer restrictions and legends with respect thereto are removed upon the consummation of such sale.

10.1.5.	The terms “register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

10.1.6.	“Registration Expenses” shall mean all expenses incurred in complying with Sections 10.2 and 10.3 hereof (but excluding Selling Expenses.

10.1.7.	“Restricted Securities” shall mean the securities of Vyyo required to bear a legend indication that transfer is restricted in the absence of registration.

10.1.8.	“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal or foreign statute and the rules and regulations of the Commission (or any duly authorized rule making authority) thereunder, all as the same shall be in effect at the time.

10.1.9.	“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes, if any, applicable to the securities registered by the Holders.

10.2.	S-3 Registration.

Request for Registration. In case Vyyo shall receive from any Holder(s) a written request that Vyyo effect any registration of the Exchange Shares, Vyyo will (1) within ten days of the receipt of such notice, give written notice of the proposed registration, qualification or compliance to all other Holders and (2) as soon as practicable, use its commercially reasonable efforts to effect such registration on a resale shelf Form S-3 (the “Form S-3”); and (3) use commercially reasonable efforts to keep such registration effective for one (1) year. Such request from the Holders shall state the number of shares of Registrable Securities to be registered (which number shall be not less than 100,000) and the intended method of disposition of shares by such Holders. Notwithstanding the foregoing, Vyyo shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section:

10.2.1.	If form S-3 is not available to Vyyo;

10.2.2.	After Vyyo has effected one (1) registration pursuant to this Section 10.2, which registration has been declared or ordered effective, provided such registration has covered all the Registrable Securities (other than such Registrable securities held by such Holder(s) that requested to be excluded from such registration);

10.2.3.	Prior to twelve (12) months from the date of Closing; or

10.2.4.	if Vyyo shall furnish to the Holders requesting registration pursuant to this Section a certificate signed by Vyyo’s Chief Executive Officer or Chairman of the Board stating that, in the good faith judgment of the Board of Directors of Vyyo, it would be seriously detrimental to Vyyo and its stockholders for such registration to be effected at such time, in which event, Vyyo shall have the right to defer such registration for a period of not more than 90 days after receipt of the request of the Holders.

10.3.	Piggyback Registration.

10.3.1.	Notice of Registration. Subject to the provisions of Section 10.3.2, below, if at any time or from time to time following the date of Closing, Vyyo shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than a registration relating solely to employee benefit plans, a registration relating solely to a Commission Rule 145 transaction, a registration that does not permit secondary sales (as determined by the underwriter being used by Vyyo in connection with such registration) or a registration pursuant to Section 10.2 hereof, Vyyo will (i) promptly give to each Holder written notice thereof, and (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 15 days after receipt of such written notice from Vyyo, by any Holder (a “Participating Holder”). Notwithstanding the foregoing, any shares that could be distributed by the Holder thereof (in accordance with applicable law) under Rule 144(k), within three (3) months following the notice of such registration shall not be deemed to be Registrable Securities for purposes of this Section 10.3.1.

10.3.2.	Underwriting. Vyyo shall advise the Holders if the proposed public offering under Section 10.3.1 is to be underwritten, which determination shall be made in Vyyo’s sole discretion. In the event of an underwritten offering, any participant in the offering shall be required to enter into an underwriting agreement under the terms and conditions reasonably negotiated between Vyyo and the managing underwriter. All Holders proposing to distribute their securities through such underwriting shall (together with Vyyo) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by Vyyo. Notwithstanding any other provision of the Section 10.3, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit or completely exclude the Registrable Securities or other securities to be distributed through such underwriting pro rata and to the extent that other shareholders of Vyyo that have registration rights have been limited.

If any Participating Holder disapproves of the terms of any such underwriting, such Participating Holder may elect to withdraw therefrom by written notice to Vyyo and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to 90 days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriter may require. If shares are withdrawn from registration, Vyyo shall offer to all persons retaining the right to include securities in the registration the right to include additional securities in the registration, with such shares being allocated among all such Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement.

10.4.	Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to this Section 10 shall be borne by Vyyo; provided that (i) the Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders; and (ii) all legal fees or other out of pocket advisory costs incurred by the Holders in connection with any registration under this Section 10 shall also be borne by the Holders.

10.5.	Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of the Section 10.

10.6.	Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 10:

10.6.1.	To the extent permitted by law, Vyyo will indemnify each Participating Holder, each of its officers, directors, partners and legal counsel, and each person controlling such Participating Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualifications or compliance has been effected pursuant to this Section 10, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by Vyyo of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to Vyyo in connection with any such registration, qualification or compliance, and Vyyo will pay to each such Participating Holder, each of its officers, directors, partners, and legal counsel and each person controlling such Participating Holder, each such underwriter and each person who controls any such underwriter, as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that Vyyo will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement furnished to Vyyo by an instrument duly executed in writing by such Participating Holder, controlling person or underwriter and stated to be specifically for use therein.

10.6.2.	To the extent permitted by law, each Participating Holder will, if Registrable Securities held by such Participating Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify Vyyo, each of its directors, officers, and legal counsel, each underwriter, if any, of Vyyo’s securities covered by such a registration statement, each person who controls Vyyo or such underwriter within the meaning of Section 15 of the Securities Act, and each other Participating Holder, each of its officers, directors, partners and legal counsel and each person controlling such Participating Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement of material fact furnished to Vyyo by an instrument duly executed by such Holder and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of each Holder under this subsection 10.6.2 shall be limited in an amount equal to the net proceeds to such Holder of Registrable Securities sold as contemplated herein.

10.6.3.	Each party entitled to indemnification under this Section 10.6.3 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 10 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses but shall bear the expense of such defense nevertheless. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from a liability in respect to such claim or litigation.

10.7.	Information by Holder. It shall be a condition precedent to the obligation of Vyyo to take any action pursuant to this Section 10 with respect to the Registrable Securities of any selling Holder that such holder shall furnish to Vyyo such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

10.8.	Transfer of Registration Rights. The rights to cause Vyyo to register securities granted Holders under this Section 10 may be assigned to any assignee who is a constituent shareholder, member or partner of a Holder or the estate of such constituent partner, or to any transferee or assignee who is a family member of the Holder or a trust for the benefit of the Holder or any family member of the Holder, provided that, with respect to each such transfer or assignment, Vyyo be given a prior written notice of the transfer, the transferee or assignee agree in writing to all provisions contained in this Section 10 and that such transfer otherwise be effected in accordance with applicable securities laws.

10.9.	Obligations of Vyyo. Whenever required to effect the registration of any Registrable Securities, Vyyo shall, as expeditiously as is commercially reasonable:

10.9.1.	Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

10.9.2.	Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act of 1933, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

10.9.3.	Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such U.S. jurisdictions as shall be reasonably requested by the Holders; provided that Vyyo shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

10.9.4.	Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of 1933, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

10.9.5.	Use its best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the Vyyo’s counsel for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent certified public accountants of Vyyo, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

10.10.	Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, Vyyo agrees to use commercially reasonable efforts to:

10.10.1.	Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times.

10.10.2.	File with the SEC, in a timely manner, all reports and other documents required of it under the Securities Exchange Act of 1934. So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by Vyyo as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of Vyyo; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

11.	Restrictive Legends.

11.1.	Each instrument evidencing the Exchange Shares which the Shareholders receive hereunder and any other securities issued upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event (unless no longer required in the opinion of the counsel for Vyyo) shall be imprinted with a legend substantially in the following form as well as any additional legend(s) as may be required by applicable securities laws or regulatory bodies:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.

11.2.	Vyyo shall be entitled to enter stop transfer notices on its transfer books with respect to the Exchange Shares during periods when transfers are restricted under the terms of this Agreement.

12.	Taxation.

Each Shareholder shall bear the payment of any tax or levy, should such payment apply to such Shareholder, pursuant to the provision of any law, in its status of transferor or transferee, depending on the case. Without derogating from the foregoing, each Shareholder alone will be responsible for payment of any income tax and capital gains tax, if any, which may apply as a result of the issuance of the Exchange Shares, Cash and Additional Consideration by the Purchaser, as contemplated herein, provided that Purchaser shall be solely responsible for the payment of any documentary or stamp duty taxes imposed by any applicable jurisdiction upon the issuance of the Exchange Shares or the Note.

13.	Waiver and Consents.

Effective as of the Closing, each Shareholder for itself, and on behalf of its respective officers, directors, employees, agents, shareholders, parents, subsidiaries, affiliates, attorneys, successors and assigns (collectively, the “Shareholder Releasors”), fully and forever releases and discharges Xtend Networks Ltd., the Subsidiary, and their respective officers, directors, employees, agents, shareholders, parents, subsidiaries, affiliates, attorneys successors and assigns (collectively: the “Company’s

Releasees”) from any and all claims, rights, demands, actions, obligations, liabilities, and causes of action of any kind and character, whether known or unknown, mature or unmeasured, negligent or intentional, which the Shareholder Releasors or any of them may now have or at any future time claim to have, based on any act or omission occurring at any time up to and including the date of the Closing, regardless of whether any of the Shareholder Releasors has present actual knowledge of the act or omission, including, without limitation: (i) any claim based on tort, contract (express or implied), or any applicable law, (ii) any claim in connection with Xtend or its share capital, and (iii) any claim which the Shareholder Releasors may have towards Xtend, or any other person or entity comprising the Company’s Releasees with respect to rights as a shareholder of Xtend or rights to purchase or receive securities of Xtend.

14.	Miscellaneous

14.1.	Governing Law. The Agreement shall be governed in all respects by the laws of the State of Delaware, except with regard to corporate aspects relating to Xtend, which shall be governed by, and interpreted in accordance with, the laws of the State of Israel. The parties irrevocably consent to the exclusive jurisdiction of any competent court located within the District of Tel Aviv, State of Israel, with respect to any and all disputes arising from this Agreement.

14.2.	Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto, provided that the parties may not delegate or transfer any of their obligations under this Agreement or the Note without the prior written consent of the other applicable parties, except in connection of merger or acquisition of Vyyo, and any purported assignment or transfer by any party that is not in compliance with the foregoing is void. This Agreement shall not confer any rights or remedies upon any person not a party to this Agreement.

14.3.	Further Acts. The parties hereto shall perform all further acts and execute and deliver all documents that may be reasonably necessary to carry out their obligations hereunder and the purposes of this Agreement. If, at any time, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement the parties shall take all such necessary action.

14.4.	Changes and Termination. Except as otherwise expressly provided herein, neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by

Xtend, Shareholders holding a majority of the issued and outstanding share capital of Xtend immediately prior to the Closing and the Purchaser and the party against whom enforcement of the change, waiver, discharge or termination is sought.

14.5.	Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. This Agreement supersedes any previous agreement or arrangement between the parties hereto, whether written or oral, including, without limitation, that certain Term Sheet dated May 17, 2004, but excluding any written agreement executed on or after the date hereof.

14.6.	Brokers

14.6.1.	Each party represents and warrants to the other that it has dealt with no brokers with respect to the Share Exchange contemplated hereby. No party has done any acts, had any negotiations or conversations, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment of any fee, charge, commission or other compensation to any party with respect to the transactions contemplated hereby.

14.6.2.	The Shareholders and the Purchaser agree to forever indemnify, defend and save harmless (on an after-tax basis) each other of, from and against any and all claims or suits for compensation, commission or otherwise which may be asserted or made by any broker, person or entity, as a result of any dealing by the indemnifying party or its representatives with such other broker, person or entity, including, without limitation, all costs, losses, liabilities, damages and expenses (including, without limitation, attorneys’ fees and disbursements) related thereto. This subsection shall survive the Closing or any sooner expiration or termination of this Agreement.

14.7.	Confidentiality. All information furnished by any of the parties hereto (the “Disclosing Party”) to any other party (the “Receiving Party”), shall be treated confidentially by the Receiving Party. The Receiving Party hereby agrees that, except as required by law, it will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the fact that negotiation have taken place, or the terms and conditions or substance of the transactions contemplated herein without first obtaining the express written consent of the Purchaser or the Shareholders (as applicable). Notwithstanding the foregoing, Vyyo shall be entitled to make such disclosures as are required to be made by applicable law or as required by NASDAQ, and (ii) neither Xtend nor Shareholders shall unreasonably withhold consent to any press release to be issued by Vyyo with respect to the transactions contemplated hereby. The obligation to keep such information confidential shall survive the termination of this Agreement for three years. Notwithstanding anything to the contrary set forth in this subsection, (i) the Receiving Parties shall be permitted to provide confidentially all materials and information furnished by the Disclosing Party to their attorneys and legal counsel, who shall likewise keep such information confidential and (ii) such confidentiality restrictions hereunder shall not apply to information furnished pursuant to this Agreement which: (a) is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Receiving Party; (b) is in the Receiving Party’s possession at the time of disclosure otherwise than as a result of receiving party’s breach of any legal obligation; (c) becomes known to the Receiving Party through disclosure by sources other than the Disclosing Party having the legal right to disclose such confidential information; (d) or is independently developed by the Receiving Party without reference to or reliance upon the confidential information.

14.8.	Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally, mailed by registered or certified mail or airmail, postage prepaid, return receipt requested, or sent via internationally recognized overnight courier or fax, addressed (a) if to a Shareholder, to such Shareholder’s address set forth below, or at such other address as such Shareholder shall have furnished to the Purchaser in writing, or (b) if to the Purchaser, to the address of the Purchaser set forth below, or to such other address as the Purchaser shall have furnished to each Shareholder in writing or (c) if to Xtend, to the address of Xtend set forth below, or to such other address as Xtend shall have furnished to the Purchaser or to each Shareholder in writing. All notices and other communications required or permitted hereunder shall be conclusively deemed to have been duly given: if delivered personally - on the next business day; if mailed by registered or certified mail or airmail, postage prepaid – seven (7) business days after mailing; and if sent via internationally recognized overnight courier, freight pre-paid – three (3) business days after it was sent via such internationally recognized overnight courier; if sent via fax (with confirmation) – on the next business day.

14.9.	Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

14.10.	Expenses; Attorneys’ Fees. The Purchaser, Xtend and the Shareholders shall each bear their own expenses and legal fees in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, in any action or proceeding to enforce rights under this Agreement (or any agreement contemplated by this Agreement to be executed between the parties), the prevailing party will be entitled to recover costs and attorneys’ fees.

14.11.	Titles, Subtitles, Schedules and Exhibits. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. All references to “Sections,” “Schedules” and “Exhibits” in this Agreement are, unless specifically indicated otherwise, references to sections of, schedules to and exhibits to, this Agreement. Whenever the singular is used, the same shall include the plural and vice versa, where appropriate. Words of any gender shall include each other gender where appropriate. The Schedules and Exhibits to this Agreement are an integral part of this Agreement and incorporated by reference herein as if set forth in full in this Agreement.

14.12.	Counterparts and Execution. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument. For purposes of execution, a facsimile shall be deemed to constitute an original signature.

14.13.	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Purchaser shall impair any such right, power or remedy of the Purchaser, nor shall it be construed to be a waiver of any breach or default under this Agreement, or any acquiescence therein, or any waiver of or acquiescence in any similar breach or default thereafter occurring; nor shall any delay or omission to exercise any right, power or remedy accruing to the Purchaser or any waiver by the Purchaser of any single breach or default by any other party be deemed a waiver by the Purchaser of any other right, power or remedy or breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law otherwise afforded to the Purchaser shall be cumulative and not alternative.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above

Vyyo Inc.

By:	/s/ ANDREW FRADKIN
Name:	Andrew Fradkin
Title:	Secretary and General Counsel
Date:
Address:	4015 Miranda Ave., First Floor Palo Alto, CA 94304, USA
Fax:	(650) 319-4020

Xtend Cable Solutions Inc.

By:	/s/ ANDREW FRADKIN
Name:	Andrew Fradkin
Title:	Director
Date:
Address:	4015 Miranda Ave., First Floor Palo Alto, CA 94304, USA
Fax:	(650) 319-4020

Xtend Networks Ltd.

By:	/s/ HILLEL WEINSTEIN
Name:	Hillel Weinstein
Title:	CEO
Date:	June 30, 2004
Address:	4015 Miranda Ave., First Floor Palo Alto, CA 94304, USA
Fax:	(650) 319-4020

SYNTEK CAPITAL AG

By:	/s/ SAM H. HUMPHREYS
Name:	Sam H. Humphreys
Title:	CEO
Date:	June 30, 2004

By:	/s/ RONN BENATOFF
Name:	Ronn Benatoff
Title:	Vorstand
Date:	June 30, 2004
Address:	Zugspitzstrasse 15, 82049 Pullach, Germany
Fax:

GIZA GE VENTURE FUND III, LLC

By:	/s/ EZER SOREF
Name:	Ezer Soref
Title:	Managing Director

By:	/s/ ZEEV HOLTZMAN
Name:	Zeev Holtzman
Title:	President
Date:
Address:	Ramat Aviv Tower, 40 Einstein Street (12th floor) Tel Aviv, Israel
Fax:

GIZA ALPINVEST VENTURE FUND III LP

By:	/s/ EZER SOREF
Name:	Ezer Soref
Title:	Managing Director

By:	/s/ ZEEV HOLTZMAN
Name:	Zeev Holtzman
Title:	President
Address:	Ramat Aviv Tower, 40 Einstein Street (12th floor) Tel Aviv, Israel
Fax:

GIZA GMULOT VENTURE FUND III, LP

By:	/s/ EZER SOREF
Name:	Ezer Soref
Title:	Managing Director

By:	/s/ ZEEV HOLTZMAN
Name:	Zeev Holtzman
Title:	President
Address:	Ramat Aviv Tower, 40 Einstein Street (12th floor) Tel Aviv, Israel
Fax:

GIZA EXECUTIVE VENTURE FUND III, LLC

By:	/s/ EZER SOREF
Name:	Ezer Soref
Title:	Managing Director

By:	/s/ ZEEV HOLTZMAN
Name:	Zeev Holtzman
Title:	President
Date:
Address:	Ramat Aviv Tower, 40 Einstein Street (12th floor) Tel Aviv, Israel
Fax:

GIZA VENTURE FUND III, LP

By:	/s/ EZER SOREF
Name:	Ezer Soref
Title:	Managing Director

By:	/s/ ZEEV HOLTZMAN
Name:	Zeev Holtzman
Title:	President
Date:
Address:	Ramat Aviv Tower, 40 Einstein Street (12th floor) Tel Aviv, Israel
Fax:

THCG, LLC Liquidating Trust (as successor in interest to THCG Inc.)

By:	/s/ ADI RAVIV
Name:	Adi Raviv
Title:	Trustee
Date:	June 29, 2004
Address:	c/o Cohen & Schaeffer, P.C., 420 Lexington Avenue, 24th Floor, New York NY 10170 USA
Fax:	(212) 687-2705

INTEGRALS LTD.

By:	/s/ HILLEL WEINSTEIN
Name:	Dr. Hillel Weinstein
Title:	President
Date:	June 30, 2004
Address:	c/o Hillel Weinstein, 3 Tel-Mane St. Haifa, Israel
Fax:	04-8344370

ZEEV AVERBUCH

/s/ ZEEV AVERBUCH
Date:	June 30, 2004
Address:	Zvi Segal 41B, Barnea, Ashklon
Fax:	972-86714104

BR HMD LTD.

By:	/s/ YITZHAK BRAUN
Name:	Y. Braun
Title:	CEO
Date:	June 30, 2004
Address:	9 Zecharya St. Bnei-Brak, Israel
Fax:	972-3-5796798

Schedule B:

	Number of Vyyo Shares		Additional Consideration*
	Total	Amount US$
Integrals Ltd - Hillel	-	$1
Zeev Orbach	-	$1
Bar Chemed Ltd - Izthak Brown	55,000
THCG Inc	55,000
Giza Executive Venture Fund III, LLC	12,009
Giza Gemulot Venture Fund III, Limited Partnership	7,559
Giza Venture Fund III, Limited Partnership	36,901
Giza Alpinevest Venture Fund III, LLC	45,284
Giza GE Venture Fund III, LLC	214,349
Syntek	972,675		$6,500,000

Total	1,398,777	$2	$6,500,000

*	$6,500,000 of “Additional Consideration” subject to terms and conditions as set forth in the Promissory Note attached as Exhibit PN.